Exhibit 10.14.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

IBR-BYR L.L.C.,

INTERNATIONAL BIORESOURCES, L.L.C.,

IBR PLASMA CENTERS, L.L.C.,

TALECRIS PLASMA RESOURCES, INC.

AND

TALECRIS BIOTHERAPEUTICS HOLDINGS CORP.

October 31, 2006

i

4.	Representations and Warranties of the Buyer and Holdings		34
	(a)	Organization	34
	(b)	Authorization of Transaction	34
	(c)	Noncontravention	34
	(d)	Brokers’ Fees	35
	(e)	Pro Forma Capitalization; Capitalization	35
	(f)	Financial Statements	36
	(g)	Events Subsequent to Most Recent Financial Statements	36
	(h)	Undisclosed Liabilities	36
	(i)	Legal Compliance	36
	(j)	Litigation	37
	(k)	Books and Records	37
	(l)	Disclosure	37

5.	Pre-Closing Covenants		37
	(a)	General	37
	(b)	Human Resources Matters	37
	(c)	Notices and Consents	38
	(d)	Operation of Business	38
	(e)	Preservation of Business	38
	(f)	Access; Interim Financial Statements	39
	(g)	Notice of Developments	40
	(h)	Exclusivity	40
	(i)	Maintenance of Leased Real Property	40
	(j)	Leases	40
	(k)	Title Insurance	41
	(l)	Non-Disturbance Agreements	41
	(m)	Advances Against Purchase Price	42
	(n)	Recapitalization	43

6.	Post-Closing and Other Covenants		43
	(a)	General	43
	(b)	Litigation Support	43
	(c)	Transition	43
	(d)	Confidentiality	44
	(e)	Restrictive Covenants	44
	(f)	Consent of Third Parties	45
	(g)	Employee Matters	46
	(h)	Options Upon Failure to Obtain Certain Lease Documents	48
	(i)	Development and Certain Renovation Costs	50
	(j)	Additional Centers	50
	(k)	Covenants Regarding Holdings Common Stock	51

7.	Conditions to Obligation to Close		51
	(a)	Conditions to Obligation of the Buyer and Holdings	51
	(b)	Conditions to Obligation of the Acquired Asset Entities	55

8.	Remedies for Breaches of this Agreement		56
	(a)	Survival of Representations and Warranties	56

	(b)	Indemnification Provisions for the Benefit of the Buyer and Holdings	57
	(c)	Indemnification Provisions for the Benefit of the Acquired Asset Entities	58
	(d)	Matters Involving Third Parties	58
	(e)	Determination of Adverse Consequences	59
	(f)	Limitations on Indemnification	59
	(g)	Recoupment Under the Escrow Agreement	60
	(h)	Right of Setoff	61
	(i)	Sole Remedy	61
	(j)	Insurance and Tax Benefits	61

9.	Termination		62
	(a)	Termination Agreement	62
	(b)	Effect of Termination	62

10.	Miscellaneous		62
	(a)	Press Releases and Public Announcements	63
	(b)	No Third-Party Beneficiaries	63
	(c)	Entire Agreement	63
	(d)	Succession and Assignment	63
	(e)	Counterparts	63
	(f)	Headings	63
	(g)	Notices	63
	(h)	Governing Law	64
	(i)	Amendments and Waivers	65
	(j)	Severability	65
	(k)	Expenses	65
	(l)	Construction	65
	(m)	Incorporation of Exhibits and Schedules	65
	(n)	Specific Performance	65
	(o)	Submission to Jurisdiction	66
	(p)	Further Assurances	66
	(q)	Tax Matters	67
	(r)	Waiver of Jury Trial	67

Exhibits and Schedules

Exhibit A— Definitions
Exhibit B— Escrow Agreement
Exhibit C— Milestone Payments
Exhibit D— Working Capital
Exhibit E— Bill of Sale
Exhibit F— Allocation Schedule
Exhibit F-1— Buyer’s Disclosure Schedule
Exhibit G— Holdings Pro Forma Capitalization Table
Exhibit H— Parent Financial Statements
Exhibit I— Human Resource Systems
Exhibit J— Specifications for Undeveloped Centers (including freezer specifications)
Exhibit K— Other Employees
Exhibit L— Thirteen-Week Cash Flow Forecast

Exhibit L-1— Permitted Interest Expense
Exhibit M— Restricted Area
Exhibit M-1 — Retained Employees
Exhibit M-2— New Leases
Exhibit N— Development Costs
Exhibit O— Specifications for Additional Centers
Exhibit P— Joinder to Restrictive Covenants
Exhibit Q— Regulatory Transition Agreement
Exhibit R— Stockholders Agreement
Exhibit S— Profit-Sharing Agreement
Exhibit T— License Agreement
Exhibit T-1— Termination and Waiver Agreement
Exhibit T-2— Acquired Contracts
Exhibit U— IT Transition Services Agreement
Exhibit V— Leases to be Amended
Exhibit W— Open Centers
Exhibit X— Undeveloped Centers
Exhibit Y— Unlicensed Centers
Exhibit Z— Form 8594
Disclosure Schedule — Exceptions to the Acquired Asset Entities’ Representations and Warranties

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and entered into on October 31, 2006, by and among IBR-BYR L.L.C., a Louisiana limited liability company (“IBR BYR”), International BioResources, L.L.C., a Louisiana limited liability company (the “Parent”), IBR Plasma Centers, L.L.C., a Louisiana limited liability company (“IBR PC” and, collectively with IBR BYR and the Parent, the “Acquired Asset Entities”), Talecris Biotherapeutics Holdings Corp., a Delaware corporation (“Holdings”), and Talecris Plasma Resources, Inc., a Delaware corporation (the “Buyer”). The Buyer, Holdings and the Acquired Asset Entities sometimes are referred to collectively herein as the “Parties.”

This Agreement sets forth the terms and conditions upon which the Buyer is purchasing the Acquired Assets (defined below) and assuming the Assumed Liabilities (defined below) from the Acquired Asset Entities, and the Acquired Asset Entities are selling the Acquired Assets and transferring only the Assumed Liabilities to the Buyer.

Now, therefore, in consideration of the representations, warranties, and covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties, intending to be legally bound, hereby agree as follows.

1.                                       Definitions.  All capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in Exhibit A hereto.

2.                                       Basic Transaction.

(a)                                  Purchase and Sale of Acquired Assets.  On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Acquired Asset Entities, and the Acquired Asset Entities agree to sell, transfer, convey, and deliver to the Buyer, all of the Acquired Assets at the Closing for the consideration specified below in this §2.

(b)                                 Assumption of Assumed Liabilities.  On and subject to the terms and conditions of this Agreement, the Buyer agrees to assume and become responsible for the Assumed Liabilities at the Closing, but will not assume or undertake at or after the Closing any other obligation or Liability of any Acquired Asset Entity or any other Person not included within clauses (a) through (c) of the definition of Assumed Liabilities.

(c)                                  Purchase Price.  The maximum aggregate purchase price for the Acquired Assets to be paid by the Buyer hereunder is $135,000,000 (plus the amount of any purchase price adjustment in favor of the Acquired Asset Entities pursuant to §2(d)), of which $100,000,000 shall be payable in cash (the “Closing Cash Payment”) and the remainder shall be payable in Holdings Common Stock as set forth in this §2(c), in each case subject to adjustment as set forth in this Agreement (as so adjusted, the “Purchase Price”). The Purchase Price shall be paid as follows:

(i)                                     At Closing, the Buyer shall pay the Acquired Asset Entities the Preliminary Closing Cash Payment, to be paid in the following order and priority: (A) first, to each of APC Holdings, Inc., Haemonetics Corporation, St. Martin Bank and Trust Company, Aventis Bio Services, Inc., Greg Stratiger, Robert Gagnard, Oscar Davis, La Savoy Famille, LC, and Claus L. Winther (collectively, the “Lenders”), to pay off all Indebtedness owed or owing to such Lenders by the Acquired Asset Entities in the amounts set forth in the applicable Payoff Letters (as defined below); (B) then, to each of General Electric Capital Corporation and Octapharma AG, to pay off Indebtedness owed or owing to them in the amounts set forth in the applicable Payoff Letters and sufficient to secure the release of any Security Interests of General Electric Capital Corporation and Octapharma AG in the Acquired Assets; (C) then, to Talecris Biotherapeutics, Inc. (“Talecris”) or its Affiliates to pay off any and all Indebtedness and accounts payable owed or owing to Talecris or its Affiliates (but excluding the aggregate amount of outstanding prepayments made by Talecris pursuant to Section 2.7 of the Talecris Supply Agreement and the aggregate amount of all outstanding Advances, if any, made pursuant to §5(m) below); and (D) then, to the Acquired Asset Entities, the balance of the Preliminary Closing Cash Payment. Notwithstanding the foregoing, if an Open Center is placed on “delivery hold” by Talecris and not “reinstated” by Talecris prior to the Closing, then the Buyer will reduce the Preliminary Closing Cash Payment by $3,000,000 per each such Open Center, and retain such amounts until Talecris removes such Open Center from “delivery hold.”  The Buyer shall pay to the Acquired Asset Entities all amounts withheld pursuant to the immediately preceding sentence within five Business Days after Talecris’s removal of such Open Center from “delivery hold.”  The Buyer shall use commercially reasonable efforts to cause any Open Center on “delivery hold” as of the Closing to be reinstated as promptly as practicable following the Closing.

(ii)                                  Following the Closing, for each Unlicensed Center that on or prior to June 30, 2008, and for only the first Undeveloped Center that on or prior to December 31, 2008, was inspected by both (A) the FDA as a condition to such center’s licensure by the FDA for the collection, processing, storing, marketing, distribution, sale, and research and development of plasma and plasma-derived products, and (B) the PPTA as a condition to such center’s quality plasma procurement (i.e., QPP) certification from the PPTA with respect to the plasma collected at such center, the Buyer shall pay, or Holdings shall issue, as applicable, the Validation Payment within five Business Days following the Buyer’s receipt of such center’s official FDA license or QPP certification, whichever occurs later, as follows:  (X) 50% of each Validation Payment shall be delivered to the Escrow Agent to be held in escrow and distributed in accordance with the terms and conditions of the escrow agreement attached hereto as Exhibit B (the “Escrow Agreement”), and (Y) subject to the Buyer’s rights under the next sentence, the other 50% of each Validation Payment shall be delivered to the Parent. For the avoidance of doubt, notwithstanding that it obtained an FDA license on or about October 30, 2006, the Milwaukee, Wisconsin center shall be considered an Unlicensed Center for purposes of this §2(c)(ii). The Buyer shall have the right to retain the first $100,000 payable under clause (Y) of the preceding sentence to reimburse the Buyer for certain insurance costs to be incurred by the Buyer post-Closing, as well as to retain the next $3,000,000 payable to the Parent under clause (Y) of the preceding sentence (the “Development Cost Holdback”) until such time as the Acquired Asset Entities’ reimbursement obligations under §6(i) shall have been satisfied; provided, however, that if the Buyer shall not have exercised its right to retain the Development Cost Holdback, the Acquired Asset Entities shall nonetheless have the right, exercisable upon written notice to the Buyer, to require the Buyer to retain the Development Cost Holdback in lieu of reimbursing the Buyer pursuant to §6(i). “Validation Payment” means (i) unless and until the Parent exercises the option set forth in §2(h)(iii) below, the number of shares of restricted Holdings Common Stock obtained by dividing (X) $1,428,570 (such amount being the “stipulated value” of such shares being issued as a Validation Payment) by (Y) the Applicable

Price, and (ii) following the Parent’s exercise of the option set forth in §2(h)(iii) below, $1,428,570 in cash. The Buyer shall use commercially reasonable efforts to obtain such licensure and approval from the FDA and to request and obtain such QPP certification at the earliest permitted date. In no event shall the aggregate stipulated value of Holdings Common Stock issuable by Holdings and/or cash payable by the Buyer as Validation Payments under this §2(c)(ii) exceed $20,000,000 (inclusive of the $3,100,000 that the Buyer or Holdings, as the case may be, is/are entitled to retain as set forth above).

(iii)                               Following the Closing, the Buyer shall pay or issue, as applicable, the Milestone Payments based on the criteria set forth on, and in accordance with the terms and conditions of, Exhibit C attached hereto.

(iv)                              Notwithstanding §2(c)(ii) and §2(c)(iii) to the contrary, upon the occurrence of any of the following events, all Validation Payments and Milestone Payments not earned as of the occurrence of such event shall thereupon be deemed earned and shall be paid or deposited with the Escrow Agent in accordance with the terms and conditions of this Agreement, as applicable:

(A)                              a Change of Control;

(B)                                the termination of any of two of the following three individuals’ (Lawrence Stern, Alberto Martinez and Oscar Davis) respective management positions with Holdings and the Buyer (provided that, in the case of Lawrence Stern, as long as he remains a member of Holdings’ Board of Directors he shall not be considered to have been terminated), other than any termination, resignation or removal for cause or as a result of such individual’s death or physical or mental disability;

(C)                                Holdings’ failure to pay the Repurchase Price within the 30 day period described in §2(h)(ii) below;

(D)                               Holdings’ failure to provide the Letter of Credit as required under §2(h)(iv) below; or

(E)                                 Holdings’ breach of its obligations set forth in §6(k)(i) below.

(v)                                 If, on or before the Closing, three or fewer of the Acquired Centers shall have become subject to or affected by a Material Curtailment Event, the Acquired Asset Entities may, notwithstanding §7(a) below, elect to exclude such Acquired Center(s) from the Acquired Assets being purchased by the Buyer hereunder in satisfaction of the related closing condition set forth in §7(a)(xviii) below, in which case all amounts previously paid by Talecris for plasma collected at such Acquired Center but not delivered to Talecris shall be repaid to Talecris (notwithstanding anything in §2(c)(i)(C) to the contrary) and the Closing Cash Payment and/or the Holdings Common Stock issuable pursuant to this Agreement shall be reduced as follows:

If the Acquired Center is an:

then the resultant reduction shall be:

Open Center

$3,000,000 in cash

Unlicensed Center

$1,428,000 in cash and one Validation Payment

Undeveloped Center

$833,000 in cash

(d)                                 Working Capital & Related Adjustments.

(i)                                     Not later than five Business Days prior to the Closing Date, the Acquired Asset Entities shall prepare and deliver to the Buyer a statement (the “Pre-Closing Statement”) reflecting the Acquired Asset Entities’ good faith calculations of (A) the estimated Working Capital as of the opening of business on the Closing Date (the “Estimated Working Capital”) and (B) the Preliminary Closing Cash Payment to be paid at the Closing, which shall be subject to the approval of the Buyer not to be unreasonably withheld. The Pre-Closing Statement shall be accompanied by (A) the Estimated Closing Date Balance Sheet, a detailed statement setting forth the estimated Excluded Business Sources & Uses (the “Estimated Sources & Uses Statement”) and other worksheets and data that support the Acquired Asset Entities’ calculations of the Estimated Working Capital and the Preliminary Closing Cash Payment, (B) a schedule of Inventory itemized by location, specifying the amount of Qual 1 Plasma, Qual 2 Plasma, qualified plasma, tested plasma and untested plasma at each such location and in the aggregate, (C) the schedule of vacation and sick days referred to in §6(g)(iii) below, and (D) a certificate from the managing member or Chief Executive Officer of the Parent to the effect that (1) the Pre-Closing Statement and the calculation of the Estimated Working Capital set forth therein have been prepared in accordance with GAAP consistently applied with the principles, methodology and assumptions used to prepare the Most Recent Balance Sheet (with the application of GAAP governing in the event of a conflict between the application of GAAP and consistent application of such principles, methodology and assumptions), as well as the Working Capital calculation derived therefrom attached hereto as Exhibit D, and (2) the Pre-Closing Statement and the accompanying schedules, statements and other materials are properly derived from the books and records of the Acquired Asset Entities. Following delivery of the Pre-Closing Statement, the Acquired Asset Entities shall deliver any other information that the Buyer may reasonably request in order to verify the amounts reflected on the Pre-Closing Statement. If all or any portion of the Pre-Closing Statement is not reasonably acceptable to the Buyer, the Parties will negotiate in good faith to resolve such disagreements during the five Business Day period following delivery of the Pre-Closing Statement. If the Parties are unable to mutually agree on the disputed amount(s), then, for purposes of this §2(d), the Estimated Working Capital shall equal the average of the Acquired Asset Entities’ and the Buyer’s respective estimates of such amounts.

(ii)                                  In addition to the other adjustments set forth in this Agreement, the Closing Cash Payment shall be adjusted at Closing as follows:

(A)                              If the Estimated Sources & Uses Statement reflects uses of funds in excess of sources of funds, then the Buyer shall subtract the amount of such excess from the Closing Cash Payment. (For the avoidance of doubt, such amount shall not be paid or deducted from any Acquired Asset, including any such Acquired Asset included in the calculation of Working Capital hereunder.)  If the Estimated Sources & Uses Statement reflects sources of funds in excess of uses of funds, then the Buyer shall add the amount of such excess to the Closing Cash Payment.

(B)                                If the Estimated Working Capital is less than the Target Working Capital, then the Buyer shall subtract the amount of such shortfall from the Closing Cash Payment. If the Estimated Working Capital is equal to or greater than the Target Working Capital, then no adjustment shall be made to the Closing Cash Payment.

The Closing Cash Payment, as adjusted pursuant to this §2(d)(ii), is referred to as the “Preliminary Closing Cash Payment.”

(iii)                               As promptly as practicable, but not later than 150 days following the Closing, the Buyer, at its expense, shall cause Buyer’s Accountants to deliver to the Acquired Asset Entities a statement (the “Post-Closing Statement”), prepared in accordance with GAAP consistently applied with the principles, methodologies and assumptions used to prepare the Most Recent Balance Sheet (with the application of GAAP governing in the event of a conflict between the application of GAAP and consistent application of such principles, methodology and assumptions), as well as the Working Capital calculation derived therefrom attached hereto as Exhibit D, setting forth their good faith calculation of (A) the actual Working Capital as of the opening of business on the Closing Date (the “Actual Working Capital”), and (B) the Final Closing Cash Payment. The Post-Closing Statement shall be accompanied by the Closing Date Balance Sheet and a detailed statement setting forth the actual Excluded Business Sources & Uses (the “Actual Sources & Uses Statement”) that support the Buyer and Buyer’s Accountants’ calculations of the Actual Working Capital and the Final Closing Cash Payment. Upon reasonable notice during normal business hours, at any time and from time to time, the Acquired Asset Entities and Sellers’ Accountants shall be provided reasonable access to the pertinent accounting books and records, work papers and the accounting personnel of Buyer’s Accountants and the Buyer, and the Buyer and Buyer’s Accountants shall have reasonable access to the pertinent accounting books and records, work papers and the accounting personnel of the Acquired Asset Entities and Sellers’ Accountants, during such 150 day period and thereafter until the Final Closing Cash Payment (as defined below) has been finally determined in accordance with this §2(d).

(iv)                              Upon the delivery of the Pre-Closing Statement and continuing until the 90th day following the Closing, the Buyer and its representatives shall have the right to inspect all Inventory included in the Acquired Assets (including without limitation, the packaging, labeling, storage and quality of plasma Inventory and whether such plasma Inventory conforms with the schedule of plasma Inventory attached to the Pre-Closing Statement) and the Acquired Asset Entities shall be entitled to have a representative accompany the Buyer on such inspection(s). In addition to any other adjustment that may result from this §2(d), an appropriate downward adjustment will be reflected in the Buyer’s calculation of Actual Working Capital for any plasma Inventory discovered during such inspection(s) to be damaged, defective or otherwise non-

conforming (such non-conformity to be determined based on the requirements of the applicable supply agreement governing such plasma Inventory), which downward adjustment shall be net of amounts paid to the Buyer for any such damaged, defective or non-conforming plasma. The Buyer will use commercially reasonable efforts to sell such damaged, defective or non-conforming plasma Inventory prior to final determination of Actual Working Capital under this §2(d) at market rates for such plasma at the time of sale. If the Buyer sells any such damaged, defective or non-conforming plasma Inventory after the final determination of Actual Working Capital under this §2(d), then the Buyer shall promptly remit the net proceeds of such sale to the Acquired Asset Entities. An appropriate upward adjustment will be reflected in the Buyer’s calculation of Actual Working Capital for any plasma Inventory in excess of the plasma Inventory reflected in the schedule of Inventory attached to the Pre-Closing Statement.

(v)                                 If the Acquired Asset Entities disagree with the Buyer’s determination of any component of the Actual Working Capital as set forth in the Post-Closing Statement or any component of the Actual Sources & Uses Statement delivered therewith, then within 30 days following the Acquired Asset Entities’ receipt of the Post-Closing Statement, the Acquired Asset Entities shall notify the Buyer in writing of their objection, setting forth in reasonable detail their determination of the Actual Working Capital and the Actual Sources & Uses Statement, and the basis of their disagreement. A failure by the Acquired Asset Entities to so notify the Buyer in writing of its disagreement within such 30 days will constitute acceptance by the Acquired Asset Entities of the Buyer’s calculation of the Actual Working Capital, the Actual Sources & Uses Statement and the Final Closing Cash Payment. To the extent the Acquired Asset Entities so notify the Buyer in writing of any such disagreements within such 30 days, the Buyer and the Acquired Asset Entities will negotiate in good faith to resolve such disagreements during the 15 day period following notice by the Acquired Asset Entities to the Buyer of such disagreements; provided, however, that any component of the Actual Working Capital or the Actual Sources & Uses Statement not specifically disputed by the Acquired Asset Entities in such written notice shall be deemed final and binding on the Acquired Asset Entities, except to the extent any such component of Actual Working Capital is adjusted as a result of a change in a component of Actual Working Capital specifically disputed by the Acquired Asset Entities in such written notice.

(vi)                              If such disagreement is not resolved within such 15 day period, the disputed matter(s) (which shall be limited to those matters set forth in the Post-Closing Statement and, if applicable, the Actual Sources & Uses Statement, and disputed by the Acquired Asset Entities pursuant to the written notice referred to above) shall be promptly submitted to the Independent Accounting Firm for final resolution. The Parties shall instruct the Independent Accounting Firm to make a final determination of the disputed Actual Working Capital and, if applicable, the Actual Sources & Uses Statement in accordance with the guidelines set forth in this Agreement and to render such a determination within 30 days after the retention of the Independent Accounting Firm by the Buyer and the Acquired Asset Entities. The Independent Accounting Firm will be requested to review only the matter(s) in dispute between the Buyer and the Acquired Asset Entities and to determine the Actual Working Capital and, if applicable, the Actual Sources & Uses Statement in accordance with the provisions of this §2(d). In its determination, the Independent Accounting Firm shall be entitled to rely on work papers and similar items generated by Sellers’ Accountants, the Acquired Asset Entities, Buyer’s Accountants and the Buyer in respect of their determination of the Actual Working Capital and the Actual Sources & Uses Statement, and shall be instructed not to make any such determinations based on independent review. The determination of the Independent Accounting Firm shall be final and binding on the Parties with respect to the disputed matters. The fees and expenses of the Independent Accounting Firm shall be paid by the Party hereto (either the Buyer or the Acquired Asset Entities, taken as a whole) whose determination of the disputed matters, taken as a whole, was further away from the resolution of such matters, taken as a whole, as determined by the Independent Accounting Firm. In case the determination of the disputed matters, taken as a whole, is equally accurate relative to the resolution of such matters as determined by the Independent Accounting Firm, such fees and expenses shall be split evenly between the Buyer and the Acquired Asset Entities, taken as a whole.

(vii)                           Once the Actual Working Capital and the Actual Sources & Uses Statement become final and binding upon the Parties pursuant to §2(d)(v) or §2(d)(vi) above, the Buyer will promptly recalculate the Closing Cash Payment as follows:

(A)                              If the Actual Sources & Uses Statement reflects uses of funds in excess of sources of funds, then the Buyer shall subtract the amount of such excess from the Closing Cash Payment. (For the avoidance of doubt, such amount shall not be paid or deducted from any Acquired Asset, including any such Acquired Asset included in the calculation of Working Capital hereunder.)  If the Actual Sources & Uses Statement reflects sources of funds in excess of uses of funds, then the Buyer shall add the amount of such excess to the Closing Cash Payment.

(B)                                If the Actual Working Capital is less than the Target Working Capital, then the Buyer shall subtract the amount of such shortfall from the Closing Cash Payment. If the Actual Working Capital is equal to or greater than the Target Working Capital, then no adjustment shall be made to the Closing Cash Payment.

(C)                                The Buyer shall subtract the Undisputed Fees from the Closing Cash Payment.

The Closing Cash Payment, as adjusted pursuant to this §2(d)(vii), is referred to as the “Final Closing Cash Payment.”  Within five Business Days of such recalculation, the following payments shall be made:  (x) if the Final Closing Cash Payment is greater than the Preliminary Closing Cash Payment, then the Buyer shall pay the amount of such difference to the Acquired Asset Entities in immediately available funds in accordance with the Acquired Asset Entities’ written wire instructions, or (y) if the Preliminary Closing Cash Payment is greater than the Final Closing Cash Payment, the Acquired Asset Entities shall jointly and severally pay the amount of such difference to the Buyer in immediately available funds pursuant to the Buyer’s written wire instructions. Notwithstanding anything to the contrary set forth herein, the Buyer may (but shall not be obligated to), with prior written notice to the Acquired Asset Entities, set off all or a portion of any amounts required to be paid to the Buyer pursuant to this §2(d)(vii) or §2(d)(viii) below against any amounts payable by the Buyer to any Acquired Asset Entity, including, without limitation, any and all (i) Validation Payments issuable or payable pursuant to §2(c)(ii) above, (ii) Milestone Payments issuable or payable pursuant to §2(c)(iii) above, or (iii) amounts payable under any Contract referenced in, or entered into pursuant to, this Agreement.

(viii)                        Within 45 days following the Closing, the Buyer and Holdings shall submit to the Acquired Asset Entities an invoice setting forth: (A) the fees attributable to the Services (as defined in, and in accordance with Exhibit A to, the Transition Services Agreement) provided to the Acquired Asset Entities with respect to the Excluded Business during the period from (and including) October 21, 2006 through the Closing Date; and (B) any other direct or pass-through costs (e.g., Federal Express charges or travel expenses for the Acquired Asset Entities’ Representatives (as defined in the Transition Services Agreement)) or other amounts attributable to such Services provided during such period to which the Acquired Asset Entities would be entitled to compensation or reimbursement under the Transition Services Agreement, as if such agreement were in effect during such period. If the Acquired Asset Entities, in good faith, dispute the validity or amount of any charge on such invoice, then the Parties will negotiate in good faith to resolve such disagreements during the five Business Day period following delivery of such invoice. If the Parties are unable to mutually agree on the disputed amount(s), then at the end of such five Business Day period the Acquired Asset Entities shall jointly and severally pay the amount of all undisputed charges to the Buyer in immediately available funds pursuant to the Buyer’s written wire instructions, and the Parties thereafter shall resolve the dispute pursuant to the procedures set forth in Section 3.1 of the Transition Services Agreement.

(e)                                  The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Reed Smith LLP, in New York, New York or at such other venue as the Parties mutually agree commencing at 10:00 a.m. local time on the later of (i) November 18, 2006 or (ii) the ending date, mutually agreed upon by the Parties, of any regular or shortened payroll period for the Acquired Asset Entities’ employees that follows the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) (the “Closing Date”).

(f)                                    Deliveries at the Closing.  At the Closing, (i) the Acquired Asset Entities will deliver to the Buyer the various certificates, instruments, and documents referred to in §5(j) and §7(a) below; (ii) the Buyer will deliver to the Acquired Asset Entities the various certificates, instruments, and documents referred to in §7(b) below; (iii) the Acquired Asset Entities will execute and deliver to the Buyer a bill of sale and assignment and assumption agreement in the form attached hereto as Exhibit E (the “Bill of Sale”); (iv) the applicable Acquired Asset Entities will deliver payoff letters executed by each of the Lenders, General Electric Capital Corporation and Octapharma AG in form and substance reasonably satisfactory to the Buyer (the “Payoff Letters”); (v) the Acquired Asset Entities will execute and deliver such other instruments of sale, transfer, conveyance, and assignment as the Buyer and its counsel reasonably may request; (vi) the Buyer will execute and deliver to the Acquired Asset Entities the Bill of Sale; and (vii) the Buyer will deliver to the Acquired Asset Entities the consideration specified in §2(c)(i) above.

(g)                                 Allocation. Exhibit F sets forth an allocation of the Purchase Price among the Acquired Assets in accordance with Section 1060 of the Code and the Treasury regulations thereunder (and any similar provision of state, local or foreign law, as appropriate). The Parties shall report, act and file Tax Returns (including, without limitation, IRS Forms 8594) in all respects and for all purposes consistent with Exhibit F. No Party shall take any position (whether in audits, Tax Returns or otherwise) which is inconsistent with such allocation unless required to do so by applicable law.

(h)                                 Holdings Common Stock.

(i)                                     The shares of restricted Holdings Common Stock to be issued pursuant to this Agreement shall be issued at a per share price calculated at the date of issuance (the “Applicable Price”) equal to the lower of (A) the per share price obtained by dividing (x) the agreed upon equity value of Holdings of $2,100,000,000, less the aggregate amount of dividends or distributions paid to Holdings’ stockholders concurrently with the closing of the Recapitalization, up to a maximum aggregate amount of $1,000,000,000, by (y) 10,730,790, which represents the fully diluted number of issued and outstanding shares of Holdings Common Stock reflected on Holdings pro forma capitalization table set forth in Exhibit G, which number, among other things, reflects Holdings’ repurchase of shares of Holdings Common Stock held by Bayer Healthcare LLC and does not give effect to Management Equity (as such per share price may be adjusted pursuant to §2(i), the “Agreed Upon Price”), or (B) 90% of the per share price offered to the public set forth in the final prospectus in an initial public offering of Holdings Common Stock (the “Discounted IPO Price”). To the extent that there was an issuance of restricted Holdings Common Stock under this Agreement prior to the Recapitalization (such that restricted Holdings Common Stock was issued to the Parent based on the Agreed Upon Price calculated without the deduction contemplated by clause (x) above for dividends or distributions paid concurrently with the closing thereof), and thereafter (but before January 31, 2007) the Recapitalization shall be consummated, then the Parent shall be entitled to receive a number of shares of restricted Holdings Common Stock equal to the difference between (A) the number of shares of restricted Holdings Common Stock that would have been issued if the Recapitalization had been consummated on the date of issuance (i.e., based on the Agreed Upon Price calculated with the deduction contemplated by clause (x) above for dividends or distributions paid concurrently with the closing thereof), and (B) the number of shares actually issued based on the Agreed Upon Price calculated without giving effect to the Recapitalization. For the avoidance of doubt, no Acquired Asset Entity shall be entitled to receive any distribution pursuant to the Recapitalization except to the limited extent, if at all, provided in §2(i)(ii)(A) below. To the extent that there was an issuance of restricted Holdings Common Stock under this Agreement prior to an initial public offering (such that restricted Holdings Common Stock was issued to the Parent based on the Agreed Upon Price), and thereafter there shall have been an initial public offering in which the Discounted IPO Price is less than the Agreed Upon Price, then the Parent shall be entitled to receive a number of shares of restricted Holdings Common Stock equal to the difference between (A) the number of shares of restricted Holdings Common Stock that would have been issued if such Discounted IPO Price were available on the date of issuance and (B) the number of shares actually issued based on the Agreed Upon Price.

(ii)                                  If Holdings does not complete an initial public offering of Holdings Common Stock by December 31, 2007, then the Parent shall have the one-time option, exercisable in its sole discretion by delivering notice to Holdings pursuant to §10(g) on or before June 30, 2008, to require Holdings to repurchase any or all Holdings Common Stock then held by or on behalf of the Parent or its permitted transferees that was previously issued pursuant to this Agreement. Holdings (or its designated Affiliate) will repurchase the number of shares of Holdings Common Stock specified in the Parent’s notice within 30 days of Holdings’ receipt of such notice (such repurchase date, the “Repurchase Closing Date”). The aggregate purchase price to be paid by Holdings (or its designated Affiliate) upon any repurchase of Holdings Common Stock under this clause (ii) (the “Repurchase Price”) shall be equal to the sum of (A) the product obtained by multiplying (x) the number of shares of Holdings Common Stock to be so repurchased by (y) the Applicable Price, plus (y) interest, at a rate of 8% per annum, on the amount described in clause (A), calculated on the basis of the actual days elapsed from the date of issuance of the shares of Holdings Common Stock to December 31, 2007. No interest will be paid on the amount described in clause (A) above for any period following December 31, 2007, even though such repurchase may occur after such date; provided, however, that if Holdings shall have failed to pay the Repurchase Price within the 30 day period described above and failed to provide the Letter of Credit as required under §2(h)(iv) below, then Holdings shall pay interest, at a rate of 12% per annum, on the amount described in clause (A), calculated on the basis of the actual days elapsed from the date of issuance of the shares of Holdings Common Stock to the date on which the repurchase is completed.

(iii)                               If Holdings does not complete an initial public offering of Holdings Common Stock by December 31, 2007, then the Parent shall have the one-time option, exercisable in its sole discretion by delivering notice to Holdings pursuant to §10(g) on or after the earlier of (x) the Repurchase Closing Date or (y) June 30, 2008, to require Holdings to pay any remaining payments to be made in restricted Holdings Common Stock pursuant to §2(c) above in cash.

(iv)                              If Holdings consummates the Recapitalization, then the loan documentation to be executed in connection therewith shall provide for a letter of credit facility with a sublimit no less than $35,000,000. During any period in which the facilities of the Recapitalization are available to Holdings and the availability of the revolving credit facility thereunder is less than or equal to $50,000,000, Holdings shall cause to be issued to Parent a Letter of Credit in an amount (which amount shall not exceed $35,000,000, the “L/C Amount”) equal to the lesser of (A) the current availability under the revolving credit facility, and (B) the sum of (i) the Repurchase Price of Holdings Common Stock then eligible for repurchase pursuant to §2(h)(ii) hereof, plus (ii) the aggregate stipulated value of any Validation Payments not yet then earned, plus (iii) the aggregate stipulated value of any Milestone Payments not yet then earned. Following the issuance of the Letter of Credit, the L/C Amount shall be adjusted by Holdings, on a monthly basis, in accordance with the formula set forth in clause (B) of the preceding sentence. Notwithstanding the foregoing, Holdings shall only be required to provide the Letter of Credit for so long as the availability of funds under Holdings’ then existing revolving credit facility remains less than or equal to $50,000,000.

(i)                                     Adjustments to Shares of Holdings Common Stock.  Subject to the provisions of this Agreement and the Escrow Agreement requiring Validation Payments, Milestone Payments, and any dividends or distributions or sales proceeds thereof and any interest or other income earned thereon to be delivered and held in escrow by the Escrow Agent, with respect to any Holdings Common Stock issuable pursuant to this Agreement, prior to the issuance of such Holdings Common Stock:

(i)                                     If Holdings declares or pays a dividend on the outstanding shares of Holdings Common Stock payable in Holdings Common Stock or other securities, then for each share of Holdings Common Stock subsequently issued pursuant to this Agreement, the Parent shall receive, without cost to the Parent, the total number and kind of securities to which the Parent would have been entitled had the Parent owned such shares of Holdings Common Stock of record as of the date the dividend occurred. If Holdings subdivides the outstanding shares of Holdings Common Stock by reclassification or otherwise into a greater number of shares, the number of shares of Holdings Common Stock issuable to the Parent pursuant to the Agreement shall be proportionately increased as a result of a proportionate decrease in the Applicable Price. If the outstanding shares of Holdings Common Stock are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the number of shares of Holdings Common Stock issuable to the Parent pursuant to the Agreement shall be proportionately decreased as a result of a proportionate increase in the Applicable Price.

(ii)                                  If Holdings issues or distributes to the holders of Holdings Common Stock evidences of its indebtedness, any other securities of Holdings or any cash, property or other assets, excluding (A) any such issuance or distribution of $1,000,000,000 or less on or prior to January 31, 2007 pursuant to the Recapitalization, (B) any stock dividend referred to in §2(i)(i), or (C) any such issuance or distribution pursuant to a reclassification, exchange, combination or substitution referred to in §2(i)(iii), then for each share of Holdings Common Stock subsequently issued pursuant to this Agreement, the Parent shall receive, without cost to the Parent, such evidences of indebtedness, other securities of Holdings or cash, property or other assets of Holdings to which the Parent would have been entitled had the Parent owned such shares of Holdings Common Stock of record as of the date such issuance or distribution occurred.

(iii)                               Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable to the Parent pursuant to this Agreement, the Parent shall be entitled to receive, upon any subsequent issuance of Holdings Common Stock (or other class of stock) pursuant to this Agreement, the number and kind of securities and property that the Parent would have received pursuant to this Agreement if the issuance of Holdings Common Stock (or other class of stock) pursuant to this Agreement had occurred immediately before such reclassification, exchange, substitution, or other event. For the avoidance of doubt, this §2(i)(iii) shall not be applicable to any exchange pursuant to Section 3.02 of the Stockholders Agreement. Holdings or its successor shall promptly issue to the Acquired Asset Entities written notice in accordance with §10(g) below, setting forth the number and kind of such new securities or other property issuable pursuant to this Agreement as a result of such reclassification, exchange, substitution or other event that results in a change of the number and/or class of securities issuable upon issuance of Holdings Common Stock (or other class of stock) pursuant to this Agreement (such number and kind of new securities or other property issuable pursuant to this Agreement shall be as nearly equivalent as practicable to the number of shares of Holdings Common Stock issuable based on the then Applicable Price contemplated herein). The provisions of this §2(i)(iii) shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

(iv)                              Prior to an initial public offering of Holdings Common Stock, the Agreed Upon Price and the number of shares of Holdings Common Stock issuable pursuant to this Agreement shall be subject to adjustment from time to time as provided in this §2(i)(iv). In the event that any adjustment of the Agreed Upon Price as required herein results in a fraction of a cent, such Agreed Upon Price shall be rounded up or down to the nearest cent. For purposes of this §2(i)(iv), all references to Holdings Common Stock shall include Convertible Securities (as defined below) and Options (as defined below) (collectively, “Common Stock Equivalents”); provided, however, that any and all references to Holdings Common Stock, Convertible Securities, Options and Common Stock Equivalents shall specifically exclude Management Equity.

(A)                              Adjustment of Agreed Upon Price. If and whenever Holdings issues or sells, or in accordance with this §2(i)(iv) hereof is deemed to have issued or sold, any shares of Holdings Common Stock for a consideration per share less than the then Agreed Upon Price or for no consideration (each, a “Dilutive Issuance”), then the Agreed Upon Price shall be reduced to a price equal to the product of (1) the Agreed Upon Price in effect immediately prior to such Dilutive Issuance, and (2) the quotient obtained by dividing (a) the sum of (x) the total number of shares of Holdings Common Stock outstanding immediately prior to such issuance and (y) the number of shares of Holdings Common Stock that may be purchased for the consideration received by Holdings upon such issuance at the Agreed Upon Price in effect immediately prior to such Dilutive Issuance, by (b) the total number of shares of Holdings Common Stock outstanding immediately after the issuance of such Holdings Common Stock; provided, that for purposes hereof, all shares of Holdings Common Stock that are issuable upon conversion, exercise or exchange of Common Stock Equivalents shall be deemed outstanding immediately after the issuance of such Common Stock Equivalents. Such adjustment shall be made whenever such shares of Holdings Common Stock or Common Stock Equivalents are issued.

(B)                                Effect on Agreed Upon Price of Certain Events. For purposes of determining the adjusted Agreed Upon Price under §2(i)(iv) hereof, the following will be applicable:

(1)                                  Issuance of Rights or Options. If Holdings in any manner issues or grants any warrants, rights or options, whether or not immediately exercisable, to subscribe for or to purchase Holdings Common Stock or other securities exercisable, convertible into or exchangeable for Holdings Common Stock (“Convertible Securities”) (such warrants, rights and options to purchase Holdings Common Stock or Convertible Securities are hereinafter referred to as “Options”) and the effective price per share for which Holdings Common Stock is issuable upon the exercise of such Options is less than the Agreed Upon Price (“Below Base Price Options”), then the maximum total number of shares of Holdings Common Stock issuable upon the exercise of all such Below Base Price Options (assuming full exercise, conversion or exchange of Convertible Securities, if applicable) will, as of the date of the issuance or grant of such Below Base Price Options, be deemed to be outstanding and to have been issued and sold by Holdings for such price per share and the maximum consideration payable to Holdings upon such exercise (assuming full exercise, conversion or exchange of Convertible Securities, if applicable) will be deemed to have been received by Holdings. For purposes of the preceding sentence, the “effective price per share for which Holdings Common Stock is issuable upon the exercise of such Below Base Price Options” is determined by dividing (i) the total amount, if any, received or receivable by Holdings as consideration for the issuance or granting of all such Below Base Price Options, plus the minimum aggregate amount of additional consideration, if any, payable to Holdings upon the exercise of all such Below Base Price Options, plus, in the case of Convertible Securities issuable upon the exercise or conversion of such Below Base Price Options, the minimum aggregate amount of additional consideration payable upon the exercise, conversion or exchange thereof at the time such Convertible Securities first become exercisable, convertible or exchangeable, by (ii) the maximum total number of shares of Holdings Common Stock issuable upon the exercise of all such Below Base Price Options (assuming full conversion of Convertible Securities, if applicable). No further adjustment to the Agreed Upon Price will be made upon the actual issuance of such Holdings Common Stock upon the exercise of such Below Base Price Options or upon the exercise, conversion or exchange of Convertible Securities issuable upon exercise of such Below Base Price Options.

(2)                                  Issuance of Convertible Securities. If Holdings in any manner issues or sells any Convertible Securities, whether or not immediately convertible (other than where the same are issuable upon the exercise of Options) and the effective price per share for which Holdings Common Stock is issuable upon such exercise, conversion or exchange is less than the Agreed Upon Price, then the maximum total number of shares of Holdings Common Stock issuable upon the exercise, conversion or exchange of all such Convertible Securities will, as of the date of the issuance of such Convertible Securities, be deemed to be outstanding and to have been issued and sold by Holdings for such price per share and the maximum consideration payable to Holdings upon such exercise (assuming full exercise, conversion or exchange of Convertible Securities, if applicable) will be deemed to have been received by Holdings. For the purposes of the preceding sentence, the “effective price per share for which Holdings Common Stock is issuable upon such exercise, conversion or exchange” is determined by dividing (i) the total amount, if any, received or receivable by Holdings as consideration for the issuance or sale of all such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to Holdings upon the exercise, conversion or exchange thereof at the time such Convertible Securities first become exercisable, convertible or exchangeable, by (ii) the maximum total number of shares of Holdings Common Stock issuable upon the exercise, conversion or exchange of all such Convertible Securities. No further adjustment to the Agreed Upon Price will be made upon the actual issuance of such Holdings Common Stock upon exercise, conversion or exchange of such Convertible Securities.

(3)                                  Change in Option Price or Conversion Rate. If there is a change at any time in (i) the amount of additional consideration payable to Holdings upon the exercise of any Options; (ii) the amount of additional consideration, if any, payable to Holdings upon the exercise, conversion or exchange of any Convertible Securities; or (iii) the rate at which any Convertible Securities are convertible into or exchangeable for Holdings Common Stock (in each such case, other than under or by reason of provisions designed to protect against dilution), the Agreed Upon Price in effect at the time of such change will be readjusted to the Agreed Upon Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold.

(4)                                  Calculation of Consideration Received. If any Holdings Common Stock, Options or Convertible Securities are issued, granted or sold for cash, the consideration received therefor for purposes of this §2(i)(iv) will be the amount received by Holdings therefor, before deduction of reasonable commissions, underwriting allowances or other reasonable expenses paid or incurred by Holdings in connection with such issuance, grant or sale. In case any Holdings Common Stock, Options or Convertible Securities are issued or sold for a consideration part or all of which shall be other than cash, the amount of the consideration other than cash received by Holdings will be the fair market value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by Holdings will be the fair market value (closing bid price, if traded on any market) thereof as of the date of receipt. In case any Holdings Common Stock, Options or Convertible Securities are issued in connection with any merger or consolidation in which Holdings is the surviving corporation, the amount of consideration therefor will be deemed to be the fair market value of such portion of the net assets and business of the non-surviving corporation as is attributable to such Holdings Common Stock, Options or Convertible Securities, as the case may be. The fair market value of any consideration other than cash or securities will be determined in good faith by an investment banker or other appropriate expert of national reputation selected by Holdings and reasonably acceptable to the holder hereof, with the costs of such appraisal to be borne by Holdings.

(5)                                  Exceptions to Adjustment of Agreed Upon Price. Notwithstanding anything to the contrary herein, this §2(i)(iv) shall not apply to the following:  (i) the issuance of any Management Equity; (ii) the issuance of any securities, options or warrants in connection with an initial public offering of Holdings Common Stock; (iii) the exercise, conversion or exchange of any convertible or exchangeable securities, rights, options or warrants issued and outstanding as of the date hereof; or (iv) the issuance of securities, options or warrants to lenders or purchasers of debt securities of Holdings or its subsidiaries in connection with debt incurred to such lenders or purchasers.

(v)                                 In connection with any adjustment pursuant to this §2(i), Holdings shall, upon request of any holder of Holdings Common Stock issued pursuant to this Agreement, furnish to such holder such information and documentation concerning such adjustment or the transactions giving rise to such adjustment as such holder may reasonably request, including, without limitation, information as to the calculation of the adjustment or reports or other documents prepared by accountants, investment bankers or other advisors in connection with such adjustment or the transactions giving rise to such adjustment

3.                                       Representations and Warranties of the Acquired Asset Entities.  The Acquired Asset Entities jointly and severally represent and warrant to the Buyer and Holdings that the statements contained in this §3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §3), except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the “Disclosure Schedule”). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this §3. The disclosures set forth in any such lettered and numbered paragraph in the Disclosure Schedule shall qualify any other specific lettered and numbered paragraph of this §3 if and to the extent that it is readily apparent from a reasonable reading of the disclosure that such disclosure is applicable to such other lettered and numbered paragraph of this §3. For example, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).

(a)                                  Organization.  Each Acquired Asset Entity is a limited liability company duly formed, validly existing, and in good standing under the laws of the jurisdiction of its formation, with full limited liability company power and authority to operate the Acquired Centers and conduct its business related thereto as now being operated and conducted and to own or use the Acquired Assets that it owns or uses. Each Acquired Asset Entity is duly qualified and authorized to transact business as a foreign corporation and is in good standing in every jurisdiction where required, except for such failures to qualify and be authorized as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Acquired Assets, taken as a whole.

(b)                                 Authorization of Transaction.  Each Acquired Asset Entity has full power and authority (including full limited liability company power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the managers and, if required under Applicable Law, members of the Acquired Asset Entities have duly authorized the execution, delivery, and performance of this Agreement by the Acquired Asset Entities, as applicable. This Agreement constitutes the valid and legally binding obligation of the Acquired Asset Entities, enforceable against each of them in accordance with its terms and conditions, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and is subject to general principles of equity.

(c)                                  Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in §2 above), will (i) violate, in any material respect, any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, or other restriction of any Governmental Authority to which any Acquired Asset Entity is subject or violate, in any respect, any provision of the Certificate of Formation or operating agreement of any Acquired Asset Entity, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material Contract or other material arrangement to which any Acquired Asset Entity is a party or by which any of them is bound or to which any of their respective assets is subject, or (iii) result in the imposition of any Security Interest upon any of the Acquired Assets. No Acquired Asset Entity needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or other third party in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in §2 above).

(d)                                 Brokers’ Fees.  Except for fees payable to Jefferies & Company, Inc., which will be paid by the Acquired Asset Entities, no Acquired Asset Entity has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer or Holdings could become liable or obligated.

(e)                                  Title to Assets.  All of the Acquired Assets are owned or leased by Acquired Asset Entities and not by any Affiliate thereof or any other Person in which any Acquired Asset Entity or Affiliate thereof has an interest or investment. The Acquired Asset Entities have good and marketable title to, or a valid leasehold interest in, the Acquired Assets, free and clear of all Security Interests or restrictions on transfer. There are no existing agreements, options, commitments, or rights with, of or to any Person to acquire any material portion of the Acquired Asset Entities’, assets, properties or rights included in the Acquired Assets or any interest therein.

(f)            Financial Statements.  Attached hereto as Exhibit H are the following financial statements (collectively with the Audited Financial Statements, the “Financial Statements”): (i) unaudited consolidated balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal years ended December 31, 2005 and 2004 for the Parent (the “Draft Audited Financial Statements”); and (ii) unaudited consolidated balance sheets and statements of income, changes in stockholders’ equity, and cash flow (the “Most Recent Financial Statements”) as of and for the eight months ended August 26, 2006 (the “Most Recent Fiscal Month End”) for the Parent. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP (including, in the case of the Draft Audited Financial Statements, all audit adjustments proposed by Deloitte & Touche on or before the date of this Agreement, but excluding, in the case of the Most Recent Financial Statements, the absence of footnotes and year-end adjustments) applied on a consistent basis throughout the periods covered thereby, present fairly in all material respects the financial condition of the Parent and its subsidiaries as of such dates and the results of operations of the Parent and its subsidiaries for such periods, are correct and complete in all material respects, and are consistent with the books and records of the Parent and its subsidiaries (which books and records are correct and complete in all material respects). The Acquired Asset Entities have made available to the Buyer and Holdings all auditors’ reports to management and attorneys’ letters to auditors for the last 3 years, if any.

(g)                                 Events Subsequent to Most Recent Financial Statements.  Since August 26, 2006, there has not been any Material Adverse Change in, any of the Acquired Assets, individually or in the aggregate or any Material Curtailment Event with respect to any Acquired Center. Without limiting the generality of the foregoing, since that date:

(i)                                     none of the Acquired Assets Entities has sold, leased, transferred, or assigned any of its assets, tangible or intangible, which if owned by such Acquired Asset Entity on the date hereof would be included in the Acquired Assets, other than for fair consideration in the Ordinary Course of Business or other than transfers from one Acquired Asset Entity to another;

(ii)                                  none of the Acquired Asset Entities has entered into any Contract (or series of related Contracts) relating to the Acquired Centers either involving more than $100,000 or outside the Ordinary Course of Business;

(iii)                               no party (including the Acquired Asset Entities) has accelerated, terminated, modified, or cancelled any Contract (or series of related Contracts) relating to the Acquired Centers and involving more than $100,000 to which any Acquired Asset Entity or any of the Acquired Centers is a party or by which any of them is bound;

(iv)                              no Acquired Asset Entity has imposed any Security Interest upon any of the Acquired Assets;

(v)                                 no Acquired Asset Entity has made any capital expenditure (or series of related capital expenditures) in excess of $25,000 with respect to any Acquired Center other than the capital expenditures set forth on §3(g)(v) of the Disclosure Schedule or §6(e)(vii) below;

(vi)                              no Acquired Asset Entity has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation secured by any of the Acquired Assets, either involving more than $100,000 or outside the Ordinary Course of Business;

(vii)                           no Acquired Asset Entity has delayed or postponed the payment of accounts payable and other Liabilities relating to the Acquired Assets or the Assumed Liabilities outside the Ordinary Course of Business;

(viii)                        no Acquired Asset Entity has cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) relating to the Acquired Centers and either involving more than $100,000 or outside the Ordinary Course of Business;

(ix)                                no Acquired Asset Entity has granted any license or sublicense of any rights under or with respect to any Intellectual Property included in the Acquired Assets;

(x)                                   no Acquired Asset Entity has experienced any damage, destruction, or loss involving more than $5,000 (whether or not covered by insurance) at any Acquired Center:

(xi)                                no Acquired Asset Entity has made any loan to, or entered into any other transaction with, any of its Employees relating to the Acquired Assets outside the Ordinary Course of Business;

(xii)                             no Acquired Asset Entity has entered into any employment Contract with any Employee providing for annual compensation in excess of $75,000 or any collective bargaining agreement, written or oral, with any Employee or modified the terms of any such existing Contract or agreement with any Employee;

(xiii)                          no Acquired Asset Entity has granted any increase in the base compensation of any Employee outside the Ordinary Course of Business;

(xiv)                         no Acquired Asset Entity has adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any Employees (or taken any such action with respect to any other Employee Benefit Plan for the benefit of any Employees) other than the implementation of additional employee retention programs set forth in Exhibit I or otherwise approved by the Buyer;

(xv)                            no Acquired Asset Entity has made any other material change in employment terms for any of the Employees outside the Ordinary Course of Business;

(xvi)                         no Acquired Asset Entity has declared, set aside, or paid any dividend or made any distribution with respect to its membership interests (including, without limitation, the payment of any special or preferred distributions or dividends to Sealaska Corporation) or redeemed, purchased, or otherwise acquired any of its membership interests;

(xvii)                      no Acquired Asset Entity has made or pledged to make any charitable or other capital contribution that would constitute an Assumed Liability outside the Ordinary Course of Business;

(xviii)                   there has not been any other occurrence, event, incident, action, failure to act, or transaction relating to the Acquired Centers outside the Ordinary Course of Business; and

(xix)                           no Acquired Asset Entity has committed to any of the foregoing.

(h)                                 Undisclosed Liabilities.  No Acquired Asset Entity has, and none of the Acquired Assets is subject to any Liability, other than those Liabilities (i) reflected or reserved against on the face of the Most Recent Balance Sheet (rather than in any notes thereto, and then only up to the amount set forth thereon with respect to each such line item), (ii) under this Agreement and under any Contracts, Leases, purchase orders or matters disclosed in the Disclosure Schedule hereto, (iii) incurred in the Ordinary Course of Business and not required to be set forth in the Most Recent Financial Statements under GAAP, and (iv) incurred in the Ordinary Course of Business since the date of the Most Recent Financial Statements that, individually or in the aggregate, would not be reasonably likely to result in a Liability of any Acquired Asset Entity in excess of $100,000. None of the liabilities described in clauses (ii) – (iv) above has resulted from, arose out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort (including, without limitation, professional liability), infringement, violation of law, or environmental matter, including without limitation those arising under Environmental, Health, and Safety Requirements.

(i)                                     Legal Compliance.

(i)                                     The Acquired Asset Entities have complied with all Applicable Law, except for such noncompliance as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Acquired Assets taken as a whole. None of the Acquired Asset Entities has received since the date of the Most Recent Balance Sheet any notice from any Governmental Authority that the operations of the Acquired Asset Entities’ business or any of the Acquired Assets are being conducted in violation of any Applicable Law or are the subject of any investigation or review pending or threatened by any Governmental Authority relating to any alleged violation of Applicable Law related to the Acquired Asset Entities’ business or any of the Acquired Assets, except such notices as to violations or alleged violations that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Acquired Assets taken as a whole. The Acquired Asset Entities has made available to the Buyer true and correct copies of (A) all Governmental Orders relating to the Acquired Centers requiring, prohibiting or limiting future activities and (B) other material agreements, arrangements or understandings with Governmental Authorities with respect to the Acquired Assets.

(ii)                                  Each Biologics License Application relating to the products of the Acquired Asset Entities in the United States has been approved by the FDA and has not been suspended or revoked since such approval. The applicable Acquired Asset Entity (or its designated agents) has filed or caused to be filed, since the date of the Most Recent Balance Sheet, with the FDA all required notices, supplements, updates, and annual and other reports, including adverse experience reports, with respect to each product of the Acquired Asset Entities that is regulated by the FDA, except where such failure to file such notices, supplements, updates and reports could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Acquired Assets taken as a whole.

(iii)                               None of the Acquired Asset Entities has received any written notice since the date of the Most Recent Balance Sheet that any Governmental Authority (including the FDA) has commenced or, to the Knowledge of the Acquired Asset Entities, has threatened to initiate any action (A) to withdraw any approval or authorization of any Acquired Asset Entity relating to the Acquired Assets, (B) to limit the ability of any Acquired Center to collect, process, deliver, store or sell plasma or plasma-related products or (C) to request the recall or withdrawal of any product of the Acquired Asset Entities included in the Acquired Assets.

(iv)                              All operations relating to the collection, processing, storing, delivery and sale of plasma and plasma-related products by the Acquired Asset Entities are being conducted in compliance with current Good Manufacturing Practice requirements and appropriate industry standards (i) in the country in which such activities are being conducted and (ii) in each country in which the Acquired Asset Entities collect, process, deliver, store or sell plasma or plasma-related products, except where noncompliance therewith could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Acquired Assets taken as a whole.

(v)                                 §3(i) of the Disclosure Schedule sets forth a list as of the date hereof of (A) all Notices of Inspectional Observations (Form FDA 483), (B) all establishment inspection reports and (C) all notices of violations, warning letters, recall letters and any other similar documents received by any Acquired Asset Entity from the FDA, the EMEA, the CPMP, or any other Governmental Authority, and the responses thereto submitted by an Acquired Asset Entity, relating to the products of the Acquired Asset Entities and/or arising out of the conduct of the Acquired Asset Entities that in each case are (1) in the possession of the Acquired Asset Entities, (2) involve activity that either (a) occurred since the date of the Most Recent Balance Sheet or (b) is still outstanding or pending with respect to a Governmental Authority and (3) relate to any Acquired Center.

(j)                                     Tax Matters.  With respect to each of the Acquired Asset Entities:

(i)                                     Such Party has filed all material Tax Returns that it was required to file or has filed extensions with respect thereto. All such Tax Returns were correct and complete in all material respects. All Taxes shown as due on such Tax Returns have been paid. No claim has ever been made (in writing or, to the Knowledge of the Acquired Asset Entities, otherwise) by an authority in a jurisdiction where such Party does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the Acquired Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

(ii)                                  Such Party has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member, manager, or other third party and all W-2 and 1099 forms required with respect thereto have been properly completed and timely filed.

(iii)                               There is no dispute or claim concerning any Tax Liability of such Party claimed or raised by any authority in writing. §3(j) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to such Party for taxable periods ended on or after December 31, 2001, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Such Party has delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by such Party since December 31, 2001.

(iv)                              Such party has not waived any statute of limitations in respect of Taxes which waiver has not expired or agreed to any extension of time with respect to a Tax assessment or deficiency which extension has not expired.

(v)                                 The unpaid Taxes of such Party (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto, and then only up to the amount set forth thereon with respect to each such line item) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of such Party in filing its Tax Returns.

(vi)                              None of the Assumed Liabilities is an obligation to make a payment that will not be deductible by the Buyer under Code §280G. Such Party has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Taxes within the meaning of Code §6662. Such Party (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Parent) or (B) does not have any Liability for the Taxes of any Person (other than any Acquired Asset Entity) under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(vii)                           The Acquired Asset Entities have made 95% of all operational expenditures for the period between August 28, 2006 and October 20, 2006 set forth in the thirteen week cash flow forecast attached hereto as Exhibit L.

(k)                                  Real Property.

(i)                                     The Acquired Asset Entities own no real property.

(ii)                                  §3(k)(ii) of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including (a) the date and name of the parties to such Lease document, (b) a reasonable estimation of the square footage for such parcel of Leased Real Property, and (c) the average monthly rental rate for such parcel of Lease Real Property from January 1, 2006 to September 30, 2006 (including any common area fees and related expenses, estimated taxes and fees for storage and parking (in each case, based on historical taxes and fees for such parcel of Leased Real Property))). The Acquired Asset Entities have delivered to Buyer a true and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such oral Lease. With respect to each of the Leases:

(A)                              such Lease is legal, valid, binding, enforceable and in full force and effect with respect to the Acquired Asset Entity that is a party thereto and, to the Knowledge of the Acquired Asset Entities, with respect to each other party thereto;

(B)                                except as set forth in §3(k)(ii) of the Disclosure Schedule, the transaction contemplated by this Agreement does not require the consent of any other party to such Lease and will not result in a breach of or default under such Lease;

(C)                                the possession and quiet enjoyment of the Leased Real Property by the Acquired Asset Entity party thereto under such Lease has not been disturbed, and to the Knowledge of the Acquired Asset Entities, there are no material disputes between the Acquired Asset Entity party to any Lease and the landlord under such Lease;

(D)                               no Acquired Asset Entity or, to the Knowledge of the Acquired Asset Entities, any other party to the Lease is in breach or default of any material obligation under such Lease, and, to the Knowledge of the Acquired Asset Entities, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default of any material obligation, or permit the termination, modification or acceleration of rent under such Lease;

(E)                                 no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full;

(F)                                 no Acquired Asset Entity owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to such Lease;

(G)                                the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, the applicable Acquired Asset Entity;

(H)                               no Acquired Asset Entity has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof;

(I)                                    no Acquired Asset Entity has collaterally assigned or granted any other Security Interest in such Lease or any interest therein; and

(J)                                   there are no liens or encumbrances on the estate or interest created by such Lease.

(iii)                               The Leased Real Property comprises all of the real property used or intended to be used in connection with the Acquired Centers.

(iv)                              To the Knowledge of the Acquired Asset Entities, all buildings, structures, fixtures, building systems and equipment, and all components thereof included in the Leased

Real Property (the “Improvements”) are in good condition and repair and, with the exception of the Improvements on the Undeveloped Centers, sufficient for the operation of the Acquired Centers. To the Knowledge of the Acquired Asset Entities, there are no structural deficiencies or latent defects affecting any of the Improvements and there are no facts or conditions affecting any of the Improvements whether on-site or off-site which would, individually or in the aggregate, interfere in any respect with the use or occupancy of the Improvements or any portion thereof in the operation of the Acquired Centers as currently conducted thereon, reasonable wear and tear not caused by neglect excepted.

(v)                                 The Acquired Asset Entities have not received written notice of, and to the Knowledge of the Acquired Asset Entities, there is no condemnation, expropriation or other proceeding in eminent domain, pending or threatened, affecting any parcel of Leased Real Property or any portion thereof or interest therein.

(vi)                              The Acquired Asset Entities have not received any written notice of, nor does any Acquired Asset Entity have Knowledge of, any violation by any Acquired Asset Entity of any applicable building, zoning, subdivision, health and safety and other land use laws, including The Americans with Disabilities Act of 1990, as amended (collectively, the “Real Property Laws”) and, to the Knowledge of the Acquired Asset Entities, the current use and occupancy of the Leased Real Property and operation of the Acquired Assets thereon does not violate any Real Property Laws.

(vii)                           §3(k)(vii) of the Disclosure Schedule lists all material certificates of occupancy, permits, licenses, franchises, approvals and authorizations (collectively, the “Real Property Permits”) of all Governmental Authorities held by the Acquired Asset Entities which are required to use or occupy the Leased Real Property or operate the Acquired Centers as currently operated. The Acquired Asset Entities have delivered to the Buyer a true and complete copy of all Real Property Permits. No Acquired Asset Entity has received any notice from any Governmental Authority or other entity having jurisdiction over the Leased Real Property threatening a suspension, revocation, modification or cancellation of any Real Property Permit.

(viii)                        To the Knowledge of the Acquired Asset Entities, none of the Leased Real Property or any portion thereof is located in a flood hazard area (as defined by the Federal Emergency Management Agency)

(ix)                                With respect to the Undeveloped Centers:

(A)                              To the Knowledge of the Acquired Asset Entities, such parcel of Leased Real Property has direct vehicular and pedestrian access to a public street adjoining such Leased Real Property, or has vehicular and pedestrian access to a public street via an insurable, permanent, irrevocable and appurtenant easement benefiting such parcel of Leased Real Property, and such access is not dependent on any land or other real property interest which is not included in such Leased Real Property. None of the Improvements or any portion thereof is dependent for its access, use or operation on any land, building, improvement or other real property interest which is not included in such Leased Real Property.

(B)                                To the Knowledge of the Acquired Asset Entities, all water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems for such Leased Real Property have been installed and are operational and sufficient for the operation of the Acquired Asset Entities’ business as currently conducted thereon. To the Knowledge of the Acquired Asset Entities, each such utility service enters such Leased Real Property from an adjoining public street or valid private easement in favor of the supplier of such utility service or appurtenant to such Leased Real Property, and is not dependent for its access, use or operation on any land, building, improvement or other real property interest which is not included in such Leased Real Property.

(C)                                The classification of such parcel of Leased Real Property under applicable zoning laws, ordinances and regulations permits the development, use and occupancy of such parcel and the operation of the Acquired Asset Entities’ business as currently conducted or proposed to be conducted by the Acquired Asset Entities thereon, and permits the Improvements located thereon as currently constructed, used and occupied. There are sufficient parking spaces, loading docks and other facilities at such parcel to comply with such zoning laws, ordinances and regulations. The use or occupancy of such Leased Real Property or any portion thereof or the operation of such Undeveloped Centers, business as currently contemplated to be conducted by the Acquired Asset Entities thereon is not dependent on a “permitted nonconforming use” or “permitted non-conforming structure” or similar variance, exemption or approval from any Governmental Authority.

(l)                                     Intellectual Property.

(i)                                     An Acquired Asset Entity owns, or has the right to use pursuant to a valid and enforceable written license, sublicense, Contract, or permission, all Intellectual Property used or intended to be used in the operation of the Acquired Centers as presently conducted and as presently proposed to be conducted by the applicable Acquired Asset Entity (the “Seller Intellectual Property”).

(ii)                                  The Acquired Asset Entities have not interfered and do not interfere with, infringe upon, misappropriate, or otherwise come into conflict with any Intellectual Property rights of third parties, whether as a result of the continued operation of its businesses as presently conducted or as presently proposed to be conducted by the Acquired Asset Entities. No Acquired Asset Entity has received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that such Acquired Asset Entity must license or refrain from using any Intellectual Property rights of any third party) or challenging the validity of any Seller Intellectual Property. To the Knowledge of the Acquired Asset Entities, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Seller Intellectual Property.

(iii)                               §3(l)(iii) of the Disclosure Schedule sets forth a correct and complete list of all Seller Intellectual Property owned by the Acquired Asset Entities material to the operation of the business as presently conducted or as presently proposed to be conducted by the Acquired Asset Entities, and identifies each license, sublicense, agreement, or other permission which any Acquired Asset Entity has granted to any third party with respect to any Seller Intellectual Property (together with any exceptions). The Acquired Asset Entities have delivered to the Buyer correct and complete copies of all patents, registrations and applications owned by the Acquired Asset Entities and included within the Seller Intellectual Property, and all licenses, sublicenses, agreements, and permissions (as amended to date) from the Acquired Asset Entities regarding the Seller Intellectual Property and has made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item.

(iv)                              With respect to each item of Intellectual Property required to be identified in §3(l)(iii) of the Disclosure Schedule:

(A)                              the applicable Acquired Asset Entity owns and possesses all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction or limitation regarding use or disclosure;

(B)                                the item is not, to the Knowledge of the Acquired Asset Entities, subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(C)                                other than as listed on §3(l)(iv)(c) of the Disclosure Schedule, to the Knowledge of the Acquired Asset Entities, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or threatened which challenges the legality, validity, enforceability, use, or ownership of the item;

(D)                               no Acquired Asset Entity has agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item; and

(E)                                 no loss or expiration of the item is threatened, pending, or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by the Acquired Asset Entities, including without limitation, a failure by the Acquired Asset Entities to pay any required maintenance fees).

(v)                                 §3(l)(v) of the Disclosure Schedule identifies each item of Seller Intellectual Property material to the operation of the business as presently conducted or as presently proposed to be conducted by the Acquired Asset Entities that any third party owns and that the Acquired Asset Entities use in the operation of the Acquired Assets pursuant to license, sublicense, Contract, or permission (other than off-the-shelf “shrink-wrap” software). The

Acquired Asset Entities have delivered to the Buyer correct and complete copies of all such licenses, sublicenses, Contracts, and permissions (as amended to date). With respect to each item of Seller Intellectual Property required to be identified in §3(l)(v) of the Disclosure Schedule;

(A)                              the license, sublicense, Contract, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect with respect to the applicable Acquired Asset Entity (and, to the Knowledge of the Acquired Asset Entities, with respect to the other parties thereto);

(B)                                the license, sublicense, Contract, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in §2 above);

(C)                                the applicable Acquired Asset Entity is not (and, to the Knowledge of the Acquired Asset Entities, no other party to the license, sublicense, Contract, or permission is) in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default by the applicable Acquired Asset Entity (or, to the Knowledge of the Acquired Asset Entities, by any other party thereto) or permit termination, modification, or acceleration thereunder;

(D)                               no party to the license, sublicense, Contract, or permission has repudiated any provision thereof;

(E)                                 with respect to each sublicense, the representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

(F)                                 to the Knowledge of the Acquired Asset Entities, the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(G)                                to the Knowledge of the Acquired Asset Entities, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

(H)                               no Acquired Asset Entity has granted any sublicense or similar right with respect to the license, sublicense, Contract, or permission.

(vi)                              No Acquired Asset Entity has any Knowledge of any new products, inventions, procedures, or methods of manufacturing or processing that any competitors or other third parties have developed which reasonably could be expected to supersede or make obsolete any product or process of the Acquired Asset Entities or to limit the business of the Acquired Asset Entities as presently conducted.

(vii)                           The Acquired Asset Entities have taken all commercially reasonable and necessary action to maintain and protect all of the Seller Intellectual Property and the Acquired

Asset Entities shall take all steps commercially reasonable and necessary to ensure such maintenance and protection until Closing in all material respects.

(viii)                        The Acquired Asset Entities have complied in all material respects with and are presently in compliance in all material respects with all foreign, federal, state, local, governmental (including, but not limited to, the FDA, the Federal Trade Commission and State Attorneys General), administrative or regulatory laws, regulations, guidelines and rules applicable to any Seller Intellectual Property and the Acquired Asset Entities shall take all steps necessary to ensure such compliance until Closing.

(m)                               Tangible Assets.  The Acquired Asset Entities lease all buildings, and own or lease all machinery, Equipment, and other tangible assets necessary for the operation of the Acquired Centers as presently operated, except for buildings, machinery, Equipment and other assets necessary for the operation of Undeveloped Centers as set forth in §3(cc) of the Disclosure Schedule. §3(m) of the Disclosure Schedule sets forth a correct and complete list of all material machinery, material Equipment and other material tangible assets comprising the Acquired Assets. Each such tangible asset is free from material defects (patent and latent), has been maintained in accordance with normal industry practice in all material respects, is in good operating condition and repair (subject to normal wear and tear), and is suitable in all material respects for the purposes for which it presently is used. Notwithstanding the above, each plasma freezer used or currently proposed to be used by the Acquired Asset Entities at any Acquired Center is in compliance in all material respects with and satisfies in all material respects all applicable United States and European Union freezer specifications set forth in Exhibit J hereto. On the Closing Date, each of the Open Centers and Unlicensed Centers shall have on hand a level of donor cash that is substantially the same as that maintained by the Acquired Asset Entities in the Ordinary Course of the Business, but which in no event shall be less than a two days’ supply of donor cash.

(n)                                 Inventory.  §3(n) of the Disclosure Schedule sets forth a schedule of the plasma Inventory as of August 26, 2006, itemized by location, specifying the amount of Qual 1 Plasma, Qual 2 Plasma, qualified plasma, tested plasma and untested plasma at each such location and in the aggregate. Except as set forth in §3(n) of the Disclosure Schedule, at least 97% of the plasma Inventory is merchantable and fit for the purpose for which it was procured or collected, none of which is undeliverable, unusable, subject to rejection or destruction or otherwise unsaleable, subject only to the reserve for inventory writedown set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto, and then only up to the amount set forth thereon with respect to each such line item), as may be thereafter adjusted through the Closing Date in accordance with the past custom and practice of the Acquired Asset Entities and as reflected in the Pre-Closing Statement. On the Closing Date, each of the Open Centers and Unlicensed Centers shall have on hand a level of softgoods Inventory that is substantially the same as that maintained by the Acquired Asset Entities in the Ordinary Course of the Business, but which in no event shall be less than a two weeks’ supply of softgoods Inventory. All of such softgoods Inventory is generally fit for the purpose for which it is intended to be used.

(o)                                 Contracts.  §3(o) of the Disclosure Schedule lists the following Contracts to which any of the Acquired Asset Entities is a party with respect to the Acquired Assets or the Assumed Liabilities, in whole or in part:

(i)                                     any Contract (or group of related Contracts) for the lease of personal property to or from any Person providing for lease payments in excess of $100,000 per annum;

(ii)                                  any Contract (or group of related Contracts) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, or involve consideration in excess of $100,000;

(iii)                               any Contract concerning a partnership or joint venture;

(iv)                              any Contract (or group of related Contracts) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $100,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

(v)                                 any Contract as to the collection, processing, storing, sale, delivery or distribution of plasma or plasma-related products;

(vi)                              any confidentiality Contract or Contract pursuant to which any Acquired Asset Entity has agreed not to compete in any business activity;

(vii)                           any Contract between any Acquired Asset Entity and any of their Affiliates, members or managers;

(viii)                        any Contract relating to the acquisition of any Acquired Center or any material portion of any Acquired Asset Entity’s assets that would be included in the Acquired Assets if owned by the Acquired Asset Entities on the date hereof;

(ix)                                any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of any Employee or former Employee that is not an Employee Benefit Plan listed in §3(w) of the Disclosure Schedule;

(x)                                   any collective bargaining Contract;

(xi)                                any Contract for the employment of any Employee or prospective Employee on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $75,000 or providing severance benefits;

(xii)                             any Contract under which it has advanced or loaned any amount to any Employees outside the Ordinary Course of Business;

(xiii)                          any Contract under which the consequences of a default or termination would reasonably be expected to have a Material Adverse Effect;

(xiv)                         any Contract with medical directors or other licensed physicians for any of the Acquired Centers; or

(xv)                            any other Contract (or group of related Contracts) the performance of which involves consideration in excess of $100,000 or which is material to the operation of any of the Acquired Centers.

The Acquired Asset Entities have delivered to the Buyer a correct and complete copy of each written Contract listed in §3(o) of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral Contract referred to in §3(o) of the Disclosure Schedule. Such Contracts constitute all Contracts necessary to operate the Acquired Centers, as presently operated. With respect to each such Contract: (A) the Contract is legal, valid, binding, enforceable, and in full force and effect with respect to the applicable Acquired Asset Entity and, to the Knowledge of the Acquired Asset Entities, with respect to each other party thereto; (B) the Contract will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in §2 above); (C) the applicable Acquired Asset Entity is not, and to the Knowledge of the Acquired Asset Entities, no other party thereto is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by the applicable Acquired Asset Entity (or, to the Knowledge of the Acquired Asset Entities, by any other party thereto), or permit termination, modification, or acceleration, under the Contract; and (D) no party has repudiated any provision of the Contract.

(p)                                 Notes and Accounts Receivable.  All notes and accounts receivable of the Acquired Asset Entities included in the Acquired Assets are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto, and then only up to the amount set forth thereon with respect to each such line item), as may be thereafter adjusted through the Closing Date in accordance with the past custom and practice of the Acquired Asset Entities and as reflected in the Pre-Closing Statement.

(q)                                 Powers of Attorney.  There are no outstanding powers of attorney executed on behalf of any Acquired Asset Entity relating to the Acquired Assets.

(r)                                    Insurance.  §3(r) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) covering any of the Acquired Centers, or to which any Acquired Asset Entity has been a party, a named insured or otherwise the beneficiary of coverage relating to any of the Acquired Assets, at any time within the past six (6) years:

(i)                                     the name, address, and telephone number of the agent;

(ii)                                  the name of the insurer, the name of the policyholder, and the name of each covered insured;

(iii)                               the policy number and the period of coverage;

(iv)                              the scope (including an indication of whether the coverage was on a claim made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

(v)                                 a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each insurance policy identified on §3(r) of the Disclosure Schedule as currently maintained by the Acquired Asset Entities: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) neither the applicable Acquired Asset Entity nor, to the Knowledge of the Acquired Asset Entities, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and, to the Knowledge of the Acquired Asset Entities, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (C) no party to the policy has repudiated any provision thereof. The Acquired Centers (to the extent in existence) have been covered during the past six (6) years by insurance which is, in the judgment of the Acquired Asset Entities, in scope and amount customary and reasonable for the operations in which the Acquired Centers have been engaged during the aforementioned period. §3(r) of the Disclosure Schedule describes any self-insurance arrangements affecting the Acquired Asset Entities relating to the Acquired Assets.

(s)                                  Litigation.  §3(s) of the Disclosure Schedule sets forth each instance in which the Acquired Asset Entities or any of the Acquired Assets (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of the Acquired Asset Entities, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in §3(s) of the Disclosure Schedule would reasonably be expected to have a Material Adverse Effect on the Acquired Assets.

(t)                                    Warranty.  With respect to Acquired Asset Entities’ contracts relating to the Acquired Centers other than the Talecris Supply Agreement:  (i) all plasma and plasma-related products collected, processed, stored, sold or delivered by the Acquired Asset Entities have been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and no Acquired Asset Entity has any Liability for damages or otherwise in connection therewith, subject only to the reserve for warranty claims set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto, and then only up to the amount set forth thereon with respect to each such line item) as may be thereafter adjusted through the Closing Date in accordance with the past custom and practice of the Acquired Asset Entities and as reflected in the Pre-Closing Statement; and (ii) no plasma and plasma-related products collected, processed, stored, sold or delivered by any Acquired Asset Entity are subject to any guaranty, warranty, or other indemnity beyond or deviating from the applicable standard terms and conditions of sale.

(u)                                 Liability.  No Acquired Asset Entity has any Liability arising out of any injury to individuals or property as a result of the collection, ownership, possession, or use of any plasma and plasma-related products collected, processed, stored, sold or delivered by the Acquired Asset Entities at or from an Acquired Center

(v)                                 Employees.  To the Knowledge of the Acquired Asset Entities, no employee listed on Exhibit K has any plans to terminate employment with any Acquired Asset Entity. No Acquired Asset Entity is a party to or bound by any collective bargaining Contract, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. No Acquired Asset Entity has committed any unfair labor practice in violation of Applicable Law. To the Knowledge of the Acquired Asset Entities, no organizational effort is presently being made or is threatened by or on behalf of any labor union with respect to any employees of the Acquired Asset Entities. Except as set forth in §3(v) of the Disclosure Schedule, each Acquired Asset Entity has paid all salary, bonus and other amounts due and owing to the Employees as of such Acquired Asset Entity’s most recent payroll date.

(w)                               Employee Benefits.

(i)                                     §3(w) of the Disclosure Schedule lists each Employee Benefit Plan that any Acquired Asset Entity maintains for any Employee, to which any Acquired Asset Entity contributes or has any obligation to contribute, or with respect to which any Acquired Asset Entity has any Liability or potential Liability and the Acquired Asset Entities have delivered or otherwise made available all such Employee Benefit Plans to the Buyer.

(A)                              Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered substantially in accordance with the terms of such Employee Benefit Plan and the terms of any applicable collective bargaining Contract and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

(B)                                The requirements of COBRA have been met in all material respects with respect to each such Employee Benefit Plan which is a group health plan subject to COBRA. The Acquired Asset Entities have not incurred any indirect Liability under COBRA with respect to any group health plan maintained by any ERISA Affiliate for any Employee.

(C)                                All contributions (including all employer contributions and employee salary reduction contributions) required to be made to or under any Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due will be made or accrued in accordance with the past custom and practice of the Acquired Asset Entities. All premiums or other payments for all periods ending on or before the Closing Date will have been paid or accrued with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

(D)                               Each such Employee Benefit Plan which is intended to meet the requirements of a “qualified plan” under Code §401(a) has received a determination letter or is covered by an opinion letter issued by the Internal Revenue Service that such Employee Benefit Plan is so qualified, and, to the Knowledge of the Acquired Asset Entities, nothing has occurred since the date of such determination or opinion letter that could reasonably be expected to have an adverse effect on the qualified status of any such Employee Benefit Plan which may not be cured.

(E)                                 The Acquired Asset Entities have delivered or made available to the Buyer correct and complete copies of the plan documents and, where applicable, of the summary plan descriptions, the most recent determination or opinion letter received from the Internal Revenue Service, the most recent annual report (IRS Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, and other funding arrangements which implement each such Employee Benefit Plan.

(ii)                                  No Employee Benefit Plan is an Employee Pension Benefit Plan covered by Code §412, ERISA §302 or Title IV of ERISA. No Acquired Asset Entity has incurred any Liability, direct or indirect, under Title IV of ERISA which will not have been satisfied prior to the Closing Date or which could become a Liability of Buyer.

(iii)                               No Employee Benefit Plan contains any provision or is subject to any Applicable Law that would prohibit the transactions contemplated by this Agreement or that would give rise to any vesting of benefits, severance, termination, or other payments or Liabilities as a result of the transactions contemplated by this Agreement, and no payments or benefits under any Employee Benefit Plan or other agreement of any Acquired Asset Entity will be considered “excess parachute payments” under Section 280G of the Code. No Acquired Asset Entity has declared or paid any bonus compensation in contemplation of the transactions contemplated by this Agreement. No payments or benefits under any Employee Benefit Plan or other agreement of any Acquired Asset Entity are, or are expected to be, subject to the disallowance of a deduction under Section 162(m) of the Code.

(iv)                              No employee of any Acquired Asset Entity has been classified as an independent contractor.

(v)                                 No Employee Benefit Plan is a Multiemployer Plan and no Acquired Asset Entity nor any ERISA Affiliate has contributed to, participated in or had (nor do they currently have) any Liability (including withdrawal liability as defined in ERISA §4201) with respect to any Multiemployer Plan covering any employee of any Acquired Asset Entity within the preceding five years.

(vi)                              No Employee Benefit Plan provides post-retirement medical, health, or life insurance coverage to or for the benefit of current or future retired or terminated directors, officers or Employees (or any spouse or other dependent thereof) other than mandatory coverage required by COBRA.

(x)                                   Guaranties.  No Acquired Asset Entity is a guarantor or otherwise is liable for any Liability or obligation (including Indebtedness) of any other Person relating to any of the Acquired Assets, other than any such Liability, obligation or Indebtedness that is being paid at Closing pursuant to §2(c) above.

(y)                                 Environmental, Health, and Safety Matters.

(i)                                     Each of the Acquired Asset Entities and their respective Affiliates who own or owned Leased Real Property have complied in all material respects and is currently in material compliance with all Environmental, Health, and Safety Requirements relating to the Acquired Assets.

(ii)                                  Without limiting the generality of the foregoing, each of the Acquired Asset Entities and their respective Affiliates who own or owned Leased Real Property has obtained and complied in all material respects with, and is in material compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of the Acquired Centers; a list of all such permits, licenses and other authorizations is set forth on §3(y) of the Disclosure Schedule.

(iii)                               None of the Acquired Asset Entities or their respective Affiliates who own or owned Leased Real Property have received any written or oral notice, report or other information regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any material Liabilities or potential material Liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Acquired Centers arising under Environmental, Health, and Safety Requirements.

(iv)                              To the Acquired Asset Entities’ Knowledge, none of the following exists at any Acquired Center: (A) underground storage tanks, (B) materials or equipment containing polychlorinated biphenyls, or (C) landfills, surface impoundments, or disposal areas.

(v)                                 To the Acquired Asset Entities’ Knowledge, there are no friable asbestos-containing materials at any Acquired Center, and none of the Acquired Asset Entities is under any present obligation under Environmental, Health and Safety Requirements to remove, abate or remediate any asbestos-containing materials at any Acquired Center.

(vi)                              None of the Acquired Asset Entities or their respective Affiliates who own or owned Leased Real Property have treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, at any Acquired Center, or owned or operated any Acquired Center (and no such Acquired Center is contaminated by any such substance) in a manner that has given or would give rise to material liabilities relating to the same, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Solid Waste Disposal Act, as amended or any other Environmental, Health, and Safety Requirements.

(vii)                           To the Acquired Asset Entities’ Knowledge, except as set forth in §3(y) of the Disclosure Schedule, neither this Agreement nor the consummation of the transactions contemplated by this Agreement will result in any obligations for site investigation or cleanup at any Acquired Center, or notification to or consent of Government Authorities or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental, Health, and Safety Requirements.

(viii)                        No Acquired Asset Entity has, either expressly or by operation of law, assumed or undertaken any material Liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

(z)                                   Certain Business Relationships With Affiliates.  Except as set forth on §3(z) of the Disclosure Schedule, no member, manager or other Affiliate of any Acquired Asset Entity, nor any of their respective Affiliates have been involved in any business arrangement or relationship with any Acquired Asset Entity within the past 12 months relating to the Acquired Assets, and no member, manager or other Affiliate of any Acquired Asset Entity, nor any of their respective Affiliates, owns any asset, tangible or intangible, which is used by the Acquired Asset Entities in the development, management or operation of the Acquired Centers (including, without limitation, any Seller Intellectual Property).

(aa)                            Books and Records.  The Acquired Asset Entities maintain accurate books and records reflecting their respective assets and Liabilities and maintain proper and adequate internal accounting controls and procedures, and no Acquired Asset Entity has received written notification from any accountants, independent auditors or other consultants, or Governmental Authorities challenging the adequacy or requesting modification of such controls and procedures. Such controls and procedures provide assurance that: (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the Acquired Asset Entities financial statements and to maintain accountability for the Acquired Asset Entities; (iii) access to the Acquired Asset Entities’ assets is permitted only in accordance with management’s authorization; (iv) the reporting of the assets of the Acquired Asset Entities is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(bb)                          Disclosure.  The representations and warranties contained in this §3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this §3 not misleading.

(cc)                            Undeveloped Centers.  §3(cc) of the Disclosure Schedule sets forth, in reasonable detail, the status of each Undeveloped Center, as well as a good faith estimate of the projected Development Costs (as defined below) for each Undeveloped Center, which estimate is based upon assumptions that the Acquired Asset Entities believe are reasonable and consistent with their past practices. Each such Undeveloped Center meets the general and specific specifications set forth on Exhibit J hereto.

(dd)                          Investment.  The Parent (i) understands that the shares of Holdings Common Stock issuable hereunder have not been and will not be registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is acquiring such Holdings Common Stock solely for its own account for investment purposes, and not with a view to the distribution thereof (except for distributions of Holdings Common Stock for no consideration to permitted transferees of Parent who will be bound by the restrictions on transfer of Holdings Common Stock contemplated herein and in the Stockholders Agreement (as defined below)),

(iii) is a sophisticated investor with knowledge and experience in business and financial matters, (iv) has received certain information concerning the Buyer and Holdings and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding Holdings Common Stock, (v) is able to bear the economic risk and lack of liquidity inherent in holding Holdings Common Stock, and (vi) is an Accredited Investor for the reasons set forth in §3(dd) of the Disclosure Schedule.

4.                                       Representations and Warranties of the Buyer and Holdings.   Each of the Buyer and Holdings represents and warrants, jointly and severally, to the Acquired Asset Entities that the statements contained in this §4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §4), except as set forth in the disclosure schedule of the Buyer and Holdings attached hereto as Exhibit F-1 (“Buyer’s Disclosure Schedule”). The Buyer’s Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this §4. The disclosures set forth in any such lettered and numbered paragraph in the Buyer’s Disclosure Schedule shall qualify any other specific lettered and numbered paragraph of this §4 if and to the extent that it is readily apparent from a reasonable reading of the disclosure that such disclosure is applicable to such other lettered and numbered paragraph of this §4. For example, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).

(a)                                  Organization.   Such Party is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, with full corporate power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use. Such Party is duly qualified and authorized to transact business as a foreign corporation and is in good standing in every jurisdiction where required, except for such failures as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on such Party. Such Party has made available to the Acquired Asset Entities complete and correct copies of its certificate of incorporation and bylaws, each as amended to the date hereof, and each as so delivered is in full force and effect.

(b)                                 Authorization of Transaction.   Such Party has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of such Party, enforceable against it in accordance with its terms and conditions, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and is subject to general principles of equity. The performance by such Party of its obligations under this Agreement, including, in the case of Holdings, the issuance of Holdings Common Stock to the Parent as provided herein, have been duly and validly authorized by all necessary corporate action.

(c)                                  Noncontravention.   Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in §2 above and the repurchase obligations referred to in §2(h)(ii) above), will (i) violate, in any material respect, any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, or other restriction of any Governmental Authority to which such Party is subject or violate, in any respect, any provision of its certificate of incorporation or bylaws, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material contract or other material arrangement to which such Party is a party or by which it is bound or to which its assets is subject. Such Party does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or other third party, other than the filing of a Notification and Report Form and related material with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in §2 above and the repurchase obligations referred to in §2(h)(ii) above).

(d)                                 Brokers’ Fees.  Such Party has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Acquired Asset Entities could become liable or obligated.

(e)                                  Pro Forma Capitalization; Capitalization.  The pro forma capitalization table of Holdings set forth in Exhibit G is correct and complete in all material respects as of the date hereof. The authorized capital stock of Holdings consists of 100,000,000 shares of Holdings Common Stock, of which no shares were outstanding as of the close of business on the date hereof, and 5,000,000 shares of Series A Convertible Preferred Stock and 5,000,000 shares of Series B Convertible Preferred Stock, par value $0.01 per share (collectively, the “Holdings Preferred Stock”), of which 100,000 shares of Series A Convertible Preferred Stock and 192,310 shares of Series B Convertible Preferred Stock were outstanding as of the close of business on the date hereof. All of the outstanding shares of Holdings Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. Holdings has no Holdings Common Stock or Holdings Preferred Stock reserved for issuance, except that, as of the date hereof, there are (i) approximately 8,100,00 shares of Holdings Common Stock issuable upon conversion of Holdings’ outstanding 14% Junior Secured Convertible Notes due 2013, and (ii) 1,449,873 shares of Holdings Common Stock reserved for issuance pursuant to the Talecris Biotherapeutics Holdings Corporation 2005 Stock Option and Incentive Plan, of which 1,147,266 shares underlie outstanding grants made thereunder. The Buyer is an indirect wholly-owned subsidiary of Holdings. Holdings, or a direct or indirect wholly-owned subsidiary of Holdings, owns 100% of the outstanding shares of capital stock of each of Holdings’ subsidiaries. Except as set forth above and on §4(e) of the Buyer’s Disclosure Schedule, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind, including stockholders’ agreements or registration rights agreements, that obligate Holdings or any of its subsidiaries to issue or to sell any shares of capital stock or other securities of Holdings or any of its subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Holdings or any of its subsidiaries, and no securities or obligation evidencing such rights are authorized, issued or outstanding, or that obligate Holdings or any of its subsidiaries to file a registration statement with the Securities and Exchange Commission under specified circumstances. Holdings does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Holdings on any matter.

(f)            Financial Statements.  Holdings has delivered to the Acquired Asset Entities true, correct and complete copies of the following financial statements (collectively, the “Holdings Financial Statements”): (i) audited consolidated balance sheet and statements of income, changes in stockholders’ equity, and cash flow as of December 31, 2005 and for the period from inception (March 31, 2005) through December 31, 2005 for Holdings; and (ii) unaudited consolidated balance sheet (the “Holdings Balance Sheet”) and statements of income, changes in stockholders’ equity, and cash flow as of and for the eight months ended August 31, 2006 for Holdings. The Holdings Financial Statements (including the notes thereto) have been prepared in accordance with GAAP (except for the absence of footnotes and year-end adjustments with respect to unaudited statements) applied on a consistent basis throughout the periods covered thereby, present fairly in all material respects the financial condition of Holdings and its subsidiaries as of such dates and the results of operations of Holdings and its subsidiaries for such periods, are correct and complete in all material respects, and are consistent with the books and records of Holdings and its subsidiaries (which books and records are correct and complete in all material respects).

(g)                                 Events Subsequent to Most Recent Financial Statements.  Since August 31, 2006, there has not been any Material Adverse Change in the Buyer or Holdings. Without limiting the generality of the foregoing, since that date (i) there have been no amendments or changes in the certificate of incorporation or bylaws of Holdings; (ii) except insofar as may be required by GAAP or Applicable Law, there has been no material change in accounting principles, methods or practices by Holdings or any of its subsidiaries; (iii) there has been no declaration, setting aside or payment of any dividend or distribution with respect to any capital stock of Holdings or any redemption or repurchase or other acquisition of any of its securities; (iv) there has been no material purchase or material sale, lease, transfer, assignment or other transaction by Holdings or any of its subsidiaries of any of its assets, tangible or intangible; (v) neither Holdings nor any of its subsidiaries has issued any material note, bond or other debt security or created, incurred, assumed or guaranteed any material indebtedness for borrowed money or material capitalized lease obligation; and (vi) neither Holdings nor any of its subsidiaries has committed to any of the foregoing.

(h)                                 Undisclosed Liabilities.  Neither Holdings nor any of its subsidiaries is subject to any Liability, other than those Liabilities (i) reflected or reserved against in the Holdings Balance Sheet (rather than in any notes thereto, and then only up to the amount set forth thereon with respect to each such line item); or (ii) incurred in the ordinary course of the business of Holdings and its subsidiaries and not required to be set forth in the Holdings Financial Statements under GAAP.

(i)                                     Legal Compliance.  Holdings and its subsidiaries have complied with all Applicable Law, except for such noncompliance as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Holdings. Since December 31, 2005, neither Holdings nor any of its subsidiaries has received any notice from any Governmental Authority that the operations of Holdings or any of its subsidiaries are being conducted in violation of any Applicable Law or are the subject of any investigation or review pending or, to the Knowledge of the Buyer and Holdings, threatened by any Governmental Authority relating to any alleged violation of Applicable Law, except such notices as to violations or alleged violations that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Holdings.

(j)                                     Litigation.  Neither Holdings nor any of its subsidiaries is subject to any material outstanding injunction, judgment, order, decree, ruling, or charge. Neither Holdings nor any of its subsidiaries is a party or, to the Knowledge of the Buyer or Holdings, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator, except those that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Holdings.

(k)                                  Books and Records.  Holdings and its subsidiaries maintain accurate books and records reflecting their assets and Liabilities and maintain proper and adequate internal accounting controls and procedures, and neither Holdings nor any of its subsidiaries has received written notification from any accountants, independent auditors or other consultants, or Governmental Authorities challenging the adequacy or requesting modification of such controls and procedures. Such controls and procedures provide assurance that: (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of Holdings’ and its subsidiaries’ financial statements and to maintain accountability for the assets of Holdings and its subsidiaries; (iii) access to the assets of Holdings and its subsidiaries is permitted only in accordance with management’s authorization; (iv) the reporting of Holdings and its subsidiaries’ assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(l)                                     Disclosure.  Neither the representations and warranties contained in this §4 nor the documents identified in §4(l) of the Buyer’s Disclosure Schedule contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this §4 or in such documents not misleading.

5.                                       Pre-Closing Covenants.  The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

(a)                                  General.  Each of the Parties will use its commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in §7 below).

(b)                                 Human Resources Matters.  The Acquired Asset Entities will use commercially reasonable efforts to implement human resource systems, including with respect to recruiting, training and certification at the Acquired Centers in accordance with the implementation schedule and procedures set forth on Exhibit I hereto.

(c)                                  Notices and Consents.  Each of the Acquired Asset Entities will give any notices to third parties, and will use commercially reasonable efforts to obtain any third party consents, that the Buyer and Holdings may request in connection with the matters referred to in §3(c) above. Each of the Parties will give any notices to, make any filings with, and use commercially reasonable efforts to obtain any authorizations, consents, and approvals of Governmental Authorities in connection with the matters referred to in §3(c) and §4(c) above. Without limiting the generality of the foregoing, each of the Parties will file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will use commercially reasonable efforts to obtain an early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith.

(d)                                 Operation of Business.  The Acquired Asset Entities will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business with respect to the Acquired Centers without the consent of the Buyer, such consent not to be unreasonably withheld or delayed. Without limiting the generality of the foregoing, no Acquired Asset Entity will (i) declare, set aside, or pay any dividend or make any distribution with respect to its membership interests or redeem, purchase, or otherwise acquire any of its membership interests,  (ii) transfer any of the Acquired Assets or employees between regions, plasma collection centers, or otherwise, (iii) make any capital expenditure with respect to any Acquired Center in excess of $25,000, other than as set forth in §3(g)(v) of the Disclosure Schedule or §6(e)(vii) below, or (iv) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in §3(g) above. In addition, as of the date immediately prior to the Closing Date, the Acquired Asset Entities shall contribute to the Acquired Asset Entities’ 401(k) plan a nonforfeitable discretionary employer contribution of at least $50,000, allocated solely to the accounts of Transferred Employees. The Acquired Asset Entities shall take any and all actions necessary to effectuate the contribution described in the preceding sentence, including but not limited to, amending the Acquired Asset Entities’ 401(k) plan.

(e)                                  Preservation of Business.   The Acquired Asset Entities will:

(i)                                     keep the business of the Acquired Centers substantially intact, including the present operations, physical facilities, working conditions at the Acquired Centers, and relationships with lessors, licensors, suppliers, customers, and employees of the Acquired Centers and will continue to conduct the business and operate Open Centers and Unlicensed Centers included in the Acquired Centers in a manner designed to maintain, and to the extent reasonably practicable, increase the current and future production and delivery volumes of plasma at such Acquired Centers while complying with Applicable Law and maintaining appropriate quality standards, and otherwise consistent with past practices;

(ii)                                  subject to the Buyer’s compliance with §5(m) below, pay all outstanding amounts owed or owing to any and all vendors or suppliers of the Acquired Centers as and when such amounts become due and payable and shall keep current all accounts payable relating to the operation of the Acquired Centers (including, without limitation, all accounts with Haemonetics Corporation), consistent with past practices (except for any amounts disputed in good faith);

(iii)          continue to use commercially reasonable efforts to address any and all regulatory and compliance issues related to any and all FDA inspections, the recently developed Corporate CAPA and the internal audits conducted by the Acquired Asset Entities and any of their respective Affiliates;

(iv)          subject to the Buyer’s providing funding pursuant to §5(m) below, maintain adequate liquidity consistent with the thirteen week cash flow forecast attached hereto as Exhibit L to continue the build out or development of the Undeveloped Centers and Unlicensed Centers and the acquisition of equipment and other tangible assets reasonably necessary or desirable for the operation and development of such centers;

(v)           use commercially reasonable efforts to continue its consulting engagement with Focus CVS (including, without limitation, maintaining and paying the agreed on-time completion bonus) and cooperate with Focus CVS in a manner reasonably designed to produce the following deliverables:  full donor management software validation scripts, traceability analysis, hazard analysis, development and entering of test data for scripts and release of the software to validation and production;

(vi)          process and use commercially reasonable efforts to reduce the backlog of each Acquired Center’s Lookbacks such that, as of the Closing Date, no unprocessed Lookback is more than four weeks old;

(vii)         use commercially reasonable efforts to cause its testing staff (or outside consultants) to execute as many validation scripts for the Haemonetics automated donor management system as practicable; and

(viii)        subject to §5(j) below, use commercially reasonable efforts to negotiate lease agreements for the following Acquired Centers and additional plasma collection centers referenced in §6(j):  Fort Worth (3), TX, Monroe (2), LA, Augusta, GA, Indianapolis, IN, Dayton, OH, Toledo, OH and McAllen, TX.

Notwithstanding anything contained in this Agreement to the contrary, to the extent any trade payable or other current Liability of any Acquired Asset Entity incurred in the Ordinary Course of Business is more than 30 days past due and not being disputed in good faith, the Acquired Asset Entities will pay any and all such amounts owed or owing.

(f)            Access; Interim Financial Statements.  The Acquired Asset Entities will permit the Buyer and its representatives to have reasonable access during normal business hours, upon reasonable prior notice, to such premises, properties, personnel (including the Acquired Asset Entities’ respective directors, officers, managers, members, employees, counsel, independent accountants, consultants and other advisors), books and records (including Tax records and financial, operating and other data), Contracts, and documents of or pertaining to the Acquired Assets as the Buyer may reasonably request, provided that the activities of the Buyer in connection with any such access shall be conducted so as to minimize any disruption of the operations of the Acquired Asset Entities. For each of the Parent’s fiscal months beginning with September 2006 through the Closing, the Acquired Asset Entities will deliver to the Buyer and Holdings, no later than 30 days after each such fiscal month’s end, the Parent’s unaudited consolidated and consolidating balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of the date of the such fiscal month end and for the year-to-date period then ended. Additionally, the Acquired Asset Entities will deliver to the Buyer and Holdings, prior to the Closing Date, the Parent’s pro forma consolidated balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the nine months ended September 30, 2006, which financial statements shall not reflect or give effect to any assets and Liabilities that are not Acquired Assets or Assumed Liabilities or the operations or activities of the Acquired Asset Entities unrelated to the Acquired Centers.

(g)           Notice of Developments.  Each Party will give prompt written notice to the other Party of any Material Adverse Change or, in the case of the Acquired Asset Entities, any Material Curtailment Event causing a breach of any of its respective representations and warranties in §3, §4 and §5 above. No disclosure by any Party pursuant to this §5(g), however, shall be deemed to amend or supplement the Disclosure Schedule or the Buyer’s Disclosure Schedule, as the case may be, or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant; provided, however, that in the event that the Closing occurs notwithstanding notice of any such Material Adverse Change or Material Curtailment Event, the Party receiving such notice will be deemed to have waived any claim that it may have in connection therewith and the applicable sections of the Disclosure Schedule or the Buyer’s Disclosure Schedule shall be deemed to be amended by such notice.

(h)           Exclusivity.  No Acquired Asset Entity will, directly or indirectly through any Affiliate or other Person, (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any membership interests or other voting securities, or any of the Acquired Assets (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Acquired Asset Entities will notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing. Nothing in this §5(h) shall limit any Acquired Asset Entity from undertaking any of the aforementioned activities solely with respect to assets other than Acquired Assets or assets related to the additional plasma collection centers under §6(j) hereof.

(i)            Maintenance of Leased Real Property.  The Acquired Asset Entities will, to the extent required of the applicable Acquired Asset Entity under the applicable Lease, maintain the Leased Real Property, including all of the Improvements, in substantially the same condition as of the date of this Agreement, ordinary wear and tear not caused by neglect excepted, and shall not demolish, alter, modify or remove any of the existing Improvements, or erect new Improvements on the Leased Real Property or any portion thereof, without the prior written consent of the Buyer. The Acquired Asset Entities shall use commercially reasonable efforts to enforce the landlords’ obligations under the Leases, including, without limitation, the making of required repairs.

(j)            Leases.  None of the Acquired Asset Entities shall amend, modify, extend, renew or terminate any Lease, nor shall any of the Acquired Asset Entities enter into any new lease, sublease, license or other Contract for the development, use or occupancy of any real property relating to any Acquired Center or Additional Center (including, without limitation, the leases for the Toledo, OH, Indianapolis, IN, Augusta, GA, Fort Worth (3), TX, Dayton, OH, Monroe (2), LA, Raleigh, NC and McAllen, TX centers and any other New Lease), without the prior written consent of the Buyer, which consent shall not be unreasonably withheld or delayed. Notwithstanding the above, the Acquired Asset Entities shall (i) in the case of any Lease identified in §3(l)(ii) of the Disclosure Schedule with an Affiliate of an Acquired Asset Entity or any member or manager of an Acquired Asset Entity or any of their respective Affiliates (each, an “Affiliate Lease”), execute and deliver, and cause the other party or parties to such Affiliate Lease to execute and deliver, to the Buyer and Holdings all Lease Closing Documents with respect to such Affiliate Lease; and (ii) in the case of all Leases other than Affiliate Leases (each, a “Non-Affiliate Lease”), execute and deliver, and use commercially reasonable efforts to cause the other party or parties to such Non-Affiliate Lease to execute and deliver, all Lease Closing Documents with respect to such Non-Affiliate Lease; provided, however, none of the Acquired Asset Entities shall be required to incur any out-of-pocket, third party costs, fees or expenses or advance funds on behalf of the Buyer in excess of an aggregate amount of $50,000 in connection with its obligations under this clause (ii) and §§5(k) and 5(l) below (the “Expense Cap”).

(k)           Title Insurance.  To the extent requested by the Buyer, the Acquired Asset Entities shall use commercially reasonable efforts to assist the Buyer in obtaining the commitments (the “Title Commitments”) for a 1992 ALTA Owner’s Title Insurance Policy with leasehold endorsements or other form of policy reasonably acceptable to the Buyer for the Leased Real Property, issued by a title insurance company satisfactory to the Buyer (the “Title Company”) and title insurance policies from the Title Company prior to the Closing, including using commercially reasonable efforts to remove from title any liens or encumbrances which are not Permitted Encumbrances and furnishing the Title Company such affidavits or memoranda, but not indemnities or other assurances (other than “gap indemnities” which shall be reasonably satisfactory to the Acquired Asset Entities), as the Title Company may reasonably request to issue the Title Policies; provided, however, that none of the Acquired Asset Entities shall be required to provide any affidavits, memoranda, indemnities or other assurances (other than “gap indemnities” which shall be reasonably satisfactory to the Acquired Asset Entities) that would require any Acquired Asset Entity to incur any liability or to make any representation, warranty or other statement with respect to any matter for which a similar representation, warranty or other statement is not expressly provided in this Agreement or which would extend the duration of or increase the extent of any Acquired Asset Entity’s liability with respect to any matter. The Buyer shall pay all fees, costs and expenses with respect to, arising out of or in connection with obtaining the Title Commitments or any title insurance policies, and none of the Acquired Asset Entities shall be required to incur any out-of-pocket, third party costs, fees or expenses or advance funds on behalf of the Buyer in excess of the Expense Cap.

(l)            Non-Disturbance Agreements.  The Acquired Asset Entities will use commercially reasonable efforts to obtain and deliver to the Buyer a non-disturbance agreement with respect to each Lease identified in §3(l)(ii) of the Disclosure Schedule, in form and substance satisfactory to the Buyer, from each lender encumbering any real property underlying the Leased Real Property for such Lease, provided that no Acquired Asset Entity shall be required to incur any out-of-pocket, third party costs, fees or expenses or advance funds on behalf of the Buyer in excess of the Expense Cap.

(m)          Advances Against Purchase Price.

(i)            Without limiting the generality of §§5(d) and (e) above, from and after the date of this Agreement, the Acquired Asset Entities shall maintain their existing revolving credit facility with General Electric Capital Corporation and use such facility to fund their existing operations as they have done in the ordinary course of business, consistent with past practices. As a condition precedent to submitting any Advance Request to the Buyer pursuant to §5(m)(ii) below, the Acquired Asset Entities shall have first exhausted their availability under such facility. Additionally, notwithstanding any other provision of the Talecris Supply Agreement to the contrary, as of October 20, 2006, Talecris shall not make any additional advances to the Acquired Asset Entities against the $12,000,000 prepayment line established thereunder.

(ii)           The Acquired Asset Entities may require the Buyer to loan the Acquired Asset Entities, in one or more installments evidenced by unsecured promissory notes (each, an “Advance” and collectively, “Advances”), up to an aggregate amount of $5,000,000 by submitting a written request for an Advance to the Buyer (each, an “Advance Request”). Each Advance Request shall specify the aggregate amount of the requested Advance, as well as specifically itemize the amount of, and identify in reasonable detail nature of, the proposed use(s) of the funds so advanced within each of the following categories:

(A)         interest expense incurred by the Acquired Asset Entities in the ordinary course of the Acquired Centers’ business between November 4, 2006 and November 18, 2006 and set forth in Exhibit L-1 hereto (“Permitted Interest Expense”); provided, however, that the foregoing period shall be extended from November 18, 2006 to the Closing Date if the Closing is delayed by reason of the failure of any condition precedent under §7(b) hereof that results solely from the Buyer’s or Holdings’ breach of any representation, warranty, or covenant contained in this Agreement; and provided further that Permitted Interest Expense shall not include any interest payable (1) to any Acquired Asset Entity, any member or manager or any Acquired Asset Entity, or any Affiliate of any Acquired Asset Entity or member or manager thereof (including, without limitation, Greg Stratiger, Robert Gagnard, Oscar Davis, La Savoy Famille, LC, and Claus L. Winther), (2) to Haemonetics Corporation, or (3) as a result of any breach or default under any Contract or other obligation of any Acquired Asset Entity;

(B)          capital expenditures incurred by the Acquired Asset Entities in the ordinary course of the Acquired Centers’ business between October 20, 2006 and the Closing Date (“Capital Expenditures”); and

(C)          operating expenses, incurred by the Acquired Asset Entities in the ordinary course of the Acquired Centers’ business between October 20, 2006 and the Closing Date (“Operating Expenses”).

All Advances shall be subject to the prior written approval of the Buyer, such approval not to be unreasonably withheld. Except for Permitted Interest Expense and except as may otherwise be approved by the Buyer in writing, in its sole and absolute discretion, the Buyer shall not be required to make any Advance with respect to any financing activity of any Acquired Asset Entity, including, without limitation, any principal, interest, deferred or lease payment. Exhibit L sets forth the Acquired Asset Entities’ good faith projections of Permitted Interest Expense, Capital Expenditures and Operating Expenditures for which the Acquired Asset Entities intend to make Advance Requests prior to November 18, 2006.

(iii)          If Closing shall not occur on or before the Deadline Date, then the aggregate amount of outstanding Advances, plus interest thereon, at a rate of 8% per annum, shall be payable within 60 calendar days of the Deadline Date. Interest on each Advance shall be calculated on the basis of the actual days elapsed from the date of each Advance to the date of repayment in a 360-day year consisting of twelve 30-day months

(n)           Recapitalization.  Upon the closing of the Recapitalization, Holdings shall have a surplus (as calculated in accordance with Applicable Law and excluding any contingent liabilities relating to the Validation Payments and the Milestone Payments) of at least $75,000,000.

6.             Post-Closing and Other Covenants.  The Parties agree as follows with respect to the period following the Closing.

(a)           General.  In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents, and furnishing copies of Tax records with respect to the Acquired Assets and the Assumed Liabilities to the Acquired Asset Entities) as the other Party reasonably may request, at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under §8 below). The Acquired Asset Entities acknowledge and agree that from and after the Closing, the Buyer will be entitled to possession of all documents, books, records (including donor records), agreements, and financial data of any sort relating to the Acquired Assets, the Assumed Liabilities or the Transferred Employees, excluding federal income Tax records, and the Acquired Asset Entities shall retain at its discretion one copy of all other Tax records. The Buyer shall assume and perform the obligations associated with the maintenance of such documents, books, records and financial data, including record retention requirements imposed under Applicable Law.

(b)           Litigation Support.  In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any of the Acquired Assets or Assumed Liabilities, the other Party will cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under §8 below).

(c)           Transition.  Neither Party will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the other Party from maintaining the same business relationships with such other Party after the Closing as it maintained with such other Party prior to the Closing (in the case of the Acquired Asset Entities, with respect to the operation of the Acquired Centers). The Acquired Asset Entities will refer all customer inquiries relating to the Acquired Assets or the Assumed Liabilities to the Buyer from and after the Closing.

(d)           Confidentiality.  The Acquired Asset Entities will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. In the event that any Acquired Asset Entity is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Acquired Asset Entity will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this §6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, such Acquired Asset Entity is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Acquired Asset Entity, as applicable, may disclose the Confidential Information to the tribunal; provided, however, that such Acquired Asset Entity shall use commercially reasonable efforts to obtain, at the request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate.

(e)           Restrictive Covenants.

(i)            For a period of three years from and after the Closing Date, none of the Acquired Asset Entities, Rodney Savoy and Robert Gagnard (collectively, the “Seller Restricted Parties”) will, directly or indirectly through an Affiliate, a family member or otherwise, own, open or operate any plasma collection center within the Seller Restricted Area (as defined on Exhibit M hereto). For a period of three years from and after the Closing Date, neither Buyer nor Holdings (together, the “Buyer Restricted Parties”) will, directly or indirectly, through an Affiliate or otherwise, use the Licensed Materials (as defined in the License Agreement) to own, open or operate any plasma collection center within the Buyer Restricted Area (as defined on Exhibit M hereto).

(ii)           For a period of three years from and after the Closing Date, none of the Seller Restricted Parties will, directly or indirectly, on his, her or its own behalf or in combination with others, hire, engage or solicit for employment or consulting services, the Key Employees, other individuals identified on Exhibit K hereto or any of the Buyer’s employees, except that (A) such restrictions shall not apply with respect to any such Person who is terminated by the Buyer after the Closing; and (B) such restrictions shall lapse after the first anniversary of the Closing Date with respect to any such Person employed in human resources or finance functions for the Acquired Asset Entities immediately prior to the Closing and who declines relocation requested by the Buyer.  For a period of three years from and after the Closing Date, none of the Buyer Restricted Parties will, directly or indirectly, on his, her or its own behalf or in combination with others, hire, engage or solicit for employment or consulting services any post-Closing employee of the Acquired Asset Entities (including, without limitation, the employees listed on Exhibit M-1), except that such restrictions shall not apply with respect to any such Person who is terminated by any Acquired Asset Entity after the Closing.  Notwithstanding the foregoing, this §3(e)(ii) shall not prevent non-targeted solicitations of employment that are widely disseminated or made available to the general public, or the hiring of any personnel responding thereto.

(iii)          From and after the date of this Agreement, none of the Seller Restricted Parties shall disparage Buyer, Holdings or any of their respective directors, officers, members, managers, partners, employees or agents. From and after the date of this Agreement, neither the Buyer nor Holdings nor any of their respective directors, officers, members, managers, partners, employees or agents, shall disparage any of the Acquired Asset Entities or any of their respective directors, officers, members, managers, partners, employees or agents.

(iv)          From and after the date of this Agreement, none of the Seller Restricted Parties will, directly or indirectly, on his, her or its own behalf or in combination with others, purchase, own or hold an economic interest, whether as an owner, partner, shareholder, agent, employee, consultant or (without limitation by the specific enumeration of the foregoing) otherwise, in any of the Leased Real Property other than as specifically set forth on §3(cc) of the Disclosure Schedule.

(v)           The Parties, on their own behalf and on behalf of other Persons within the scope of the covenants set forth in this §6(e), recognize that the territorial, time and scope limitations of this §6(e) are reasonable and necessary for the protection of such Parties, Affiliates and Persons, and in the event that any such territorial, time or scope limitation is ruled unreasonable by a court of competent jurisdiction, the Parties agree to empower and urge the court to reduce any such territorial, time or scope limitations to reasonable and enforceable limits under the circumstances, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. In the event of any breach of subsection (i) or (ii) above, the time period of the breached covenant shall be extended for the period of such breach. Each of the Parties shall be entitled to all rights and remedies at law and in equity in connection with any breach of this §6(e).

(vi)          The Parties acknowledge that payment of the Purchase Price by the Buyer, the sale of the Acquired Assets by the Acquired Asset Entities and the other representations, warranties, and covenants herein contained other mutual promises set forth herein constitute good and valid consideration for the covenants of the Parties in this §6(e).

(f)            Consent of Third Parties.  This Agreement shall not constitute an agreement to assign any Acquired Asset (including, without limitation, any Contract or Lease) or any claim or right or any benefit arising thereunder or resulting therefrom if such assignment, without the consent of a third party thereto, would constitute a breach or other contravention of such Acquired Asset or in any way adversely affect the rights of the Buyer thereunder. Except as may otherwise be set forth in §5(j) above and §6(h) below, each Party will use its commercially reasonable efforts (but without any payment of money in excess of the Expense Cap, unless required under the terms and conditions of the specific Contract or Lease being assigned, or the incurrence of any additional liability) to obtain the consent of the other parties to any such Acquired Asset or any claim or right or any benefit arising thereunder for the assignment thereof to the Buyer as Buyer may request. Except as may otherwise be set forth in §5(j) above and §6(h) below, if such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of the Buyer thereunder so that the Buyer would not in fact receive all such rights, then Acquired Asset Entities and the Buyer will cooperate in a mutually agreeable arrangement, including sub-contracting, sub-licensing, or sub-leasing to the Buyer, designed to provide the Buyer after the Closing with the benefits intended to be assigned to the Buyer with respect to the underlying Acquired Asset, including in the case of any Acquired Asset that is a Contract, enforcement of rights thereunder at the cost and for the account of the Buyer, and, provided that the Buyer receives all such benefits, the Buyer shall pay or satisfy any Assumed Liabilities with respect to such Contract as and when they are due, to the extent Buyer would have been responsible therefor hereunder if such consent or approval had been obtained. Nothing in this §6(f) shall be deemed a waiver by the Buyer of its right to have received on or before the Closing an effective assignment of all the Acquired Assets as a condition to Closing under §7(a) hereof. If there shall be any conflict between this §6(f) and the specific provisions of §5(j) above and §6(h) below, the provisions of §5(j) above and §6(h) below shall control.

(g)                                 Employee Matters.

(i)            Offers of Employment.  Effective as of the close of business on the Closing Date, Buyer shall offer at-will employment to all of the employees listed on Exhibit K (which shall be updated through the Closing Date, subject to the Buyer’s reasonable approval thereof) who are in good standing on the Closing Date (each, a “Closing Date Employee”), contingent upon the Closing, for at least the same rate of base salary, wages and/or commissions and the same job position in effect immediately prior to the Closing. A Closing Date Employee will become an employee of Buyer (a “Transferred Employee”), if at all, on or as of: (1) the Closing Date, if such Closing Date Employee is then actively at work; (2) the Closing Date, if such Closing Date Employee is absent from work on such date due to authorized vacation, jury duty or other authorized temporary leave of absence and returns to active employment following the end of the vacation or leave of absence or the completion of jury duty, as the case may be; or (3) the date such Closing Date Employee returns to active employment, in the case of a Closing Date Employee who, on the Closing Date, is absent from work due to maternity leave, military leave or long term disability with a right to return to his or her job, and who returns to active employment within the time required under the original terms and conditions applicable to such absence. Notwithstanding the foregoing, the Buyer shall not be obligated to hire any Closing Date Employee who fails to provide the Buyer documentation as required by applicable federal or state laws in connection with the commencement of such employment or who fails to pass the Buyer’s pre-employment background check.

(ii)           Retained Obligations of the Acquired Asset Entities. Effective as of the Closing Date, the Acquired Asset Entities shall terminate the employment of each Transferred Employee. Unless and except to the extent included in the calculation of Actual Working Capital, the Buyer shall have no obligation whatsoever to pay all or any part of, and the Acquired Asset Entities shall remain responsible for the payment of (1) unpaid salaries, wages, bonuses, incentive compensation, or payroll items accrued through the Closing Date, (2) any bonuses or other amounts which, as of the Closing Date, have been earned by Employees as a result of or arising from the transactions contemplated herein, and (3) any amounts payable to any Employee terminated prior to the Closing Date. The Buyer shall have no obligations or Liabilities which arise prior to or directly from the Acquired Asset Entities’ termination of the employment of the Transferred Employees pursuant to this §6(g)(ii) to provide COBRA continuation coverage to any Employee, including but not limited to such obligations or Liabilities with respect to any “M & A qualified beneficiaries” of the Acquired Asset Entities, as defined in Treas. Reg. 54.4980B-9(A-4).

(iii)          Vacation and Sick Days. With respect to unused vacation days and sick pay, Buyer will assume responsibility for and credit each Transferred Employee with such number of unused vacation days and sick pay credited to such Transferred Employee as of the Closing Date in accordance with the Acquired Asset Entities’ policies applicable to the Transferred Employee (but only to the extent accrued and included in the calculation of Working Capital under §2(d)). Concurrently with the delivery of the Pre-Closing Statement under §2(d) above, the Acquired Asset Entities will provide the Buyer with a schedule setting forth the number of unused vacation days and sick pay credited to each of its employees as of the Closing Date, together with such other information as is reasonably required for Buyer to carry out its obligations under this paragraph. After the Transferred Employees use any vacation and sick leave that is transferred as of the Closing Date, all future vacation and sick leave accrual for Transferred Employees will be pursuant to the Buyer’s established policies for such benefits.

(iv)          Benefit Plan Coverage. Buyer agrees that, as of the Closing Date and through the second anniversary of the Closing Date, Buyer shall provide or otherwise make available to the Transferred Employees a level of group health care benefits which, individually, is not materially less favorable to the Transferred Employees than the group health care benefits provided or made available to them by the Acquired Asset Entities immediately prior to the Closing and, to the extent permitted in providing group health care benefits, Buyer will recognize all deductibles and coinsurance payments accrued by the Transferred Employees during the plan year in which the Closing Date occurs and to waive any preexisting condition limitations for the Transferred Employees to the extent such conditions were waived or satisfied prior to the Closing Date under the terms of the Acquired Asset Entities’ corresponding group health plan. Buyer further agrees that, beginning no later than January 1, 2007 and through the second anniversary of the Closing Date, Buyer shall maintain and sponsor a 401(k) plan that recognizes service with the Acquired Asset Entities for the purpose of determining eligibility and vesting (but not for purposes of benefit accrual) and that provides Transferred Employees with benefits that are not materially less favorable than those provided to such Transferred Employees under the Acquired Asset Entities’ 401(k) plan. Buyer shall recognize the service of Transferred Employees with the Acquired Asset Entities and its Affiliates for the purposes of determining eligibility to participate and vesting under any severance, paid time off or other similar plan, policy or arrangement of Buyer under which such Transferred Employees are otherwise covered.

(v)           Payroll Tax Administration. To the extent permitted by law, including, without limitation, Revenue Procedure 2004-53, Buyer will file (with the federal government and the state(s), where appropriate) a single Form W-2 for the 2006 taxable year for each Transferred Employee reporting the wages paid by both Buyer and the Acquired Asset Entities to any such Transferred Employee. The Acquired Asset Entities will furnish or cause to be furnished to Buyer all information and documentation relating to periods ending on or prior to the Closing Date necessary for Buyer to prepare and distribute Forms W-2 for the year ending December 31, 2006 to the Transferred Employees on or before January 15, 2007. In addition, each of the Acquired Asset Entities, on the one hand, and Buyer, on the other hand, will file Forms 941 for the quarter during which the Closing occurs, reflecting the wages and deposits made during its period of ownership with respect to the Transferred Employees. To the extent permitted by law, the Acquired Asset Entities and Buyer shall treat Buyer as a “successor employer” and the Acquired Asset Entities and their Affiliates as a “predecessor,” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code with respect to the Transferred Employees for purposes of taxes imposed under the Federal Unemployment Tax Act and the United States Federal Insurance Contributions Act.

(h)                                 Options Upon Failure to Obtain Certain Lease Documents.

(i)            For purposes of this §6(h):

(A)          “Affected Center” means, (x) for purposes of clause (ii) hereunder, any Undeveloped Center or Additional Center set forth in Exhibit M-2 for which the Acquired Asset Entities have failed to obtain a lease on the terms and conditions set forth in Exhibit M-2 (each, a “New Lease”); and (y) for purposes of the remainder of this §6(h), any Acquired Center underlying any Lease under §5(j) for which the Acquired Asset Entities have failed to obtain any corresponding Lease Closing Document.

(B)           “Substitute Center” means:  (X) if the Affected Center is an Open Center, a plasma collection center that produces and delivers plasma at volumes not less than 95% of the production and delivery volumes of the Affected Center and of a quality consistently equivalent to or better than that of the Affected Center; (Y) if the Affected Center is an Unlicensed Center, a plasma collection center that produces, and reasonably can be expected to deliver, plasma at volumes not less than 95% of the production and expected delivery volumes of the Affected Center and of a quality consistently equivalent to or better than the Affected Center; and (Z) if the Affected Center is an Undeveloped Center or an Additional Center, a plasma collection center that has the capacity (including, without limitation, square footage, projected number of collection stations, freezer and storage capacity) reasonably equivalent to the Affected Center.

(ii)           If the Acquired Asset Entities fail to obtain any New Lease, then as promptly as practicable after such failure, the Acquired Asset Entities shall propose one or more Substitute Centers to the Buyer until such time as the Buyer approves, in its sole and absolute discretion, one such Substitute Center as an acceptable substitute for such Affected Center. Thereafter, such Substitute Center shall be deemed an Acquired Center for all purposes under this Agreement. The Acquired Asset Entities will continue to use commercially reasonable efforts to obtain any such New Leases not previously obtained. If the Acquired Asset Entities do obtain a New Lease for any previously substituted Affected Center, then the Buyer shall have the option, in its sole and absolute discretion, to return the Substitute Center to the Acquired Asset Entities and accept the Affected Center in its place.

(iii)          If the Acquired Asset Entities fail to obtain any Lease Closing Document with respect to any of the Leases under §5(j), then the Buyer shall, in its sole discretion, select any of the following options with respect to each Affected Center:  (A) the Buyer shall purchase such Affected Center (the “Purchase Option”); (B) if the Acquired Asset Entities propose a Substitute Center, the Buyer shall purchase the Substitute Center in lieu of such Affected Center (the “Substitution Option”), in which case such Substitute Center shall be deemed an Acquired Center for all purposes under this Agreement; or (C) the Buyer and the Acquired Asset Entities shall execute and deliver an agency agreement, for a initial term of no less than one year and otherwise in form and substance reasonably acceptable to the Parties, pursuant to which the Acquired Asset Entities shall (as applicable) continue the development of, and collect, store and deliver plasma at and from, such Affected Center as the Buyer’s agent (using, to the extent permitted by Applicable Law, employees or subcontractors of the Buyer, the Buyer’s management and operations procedures) (such option, together with the Purchase Option and the Substitution Option, the “Workaround Options”), in each case subject to the further provisions of this §6(h). If there shall be more than one Affected Center, the Buyer may, in its sole discretion, select the same or different Workaround Option(s) for such Affected Centers.

(iv)          If the Buyer selects (A) the Purchase Option and/or (B) the Substitution Option using a Substitute Center for which the Acquired Asset Entities likewise failed to obtain any Lease Closing Document, the Acquired Asset Entities will continue to use commercially reasonable efforts for a period of 6 months from the Closing Date to obtain all Lease Closing Document(s) not previously obtained. If, at the end of such 6-month period, the Acquired Asset Entities shall have fully complied with their obligations hereunder, yet shall have still failed to obtain any such Lease Closing Document(s) for any Acquired Center purchased by the Buyer under the Purchase Option or the Substitution Option, then the Buyer shall have the option, exercisable in its sole discretion by delivering notice to the Acquired Asset Entities pursuant to §10(g) on or before the 9-month anniversary of the Closing Date, to sell to the Acquired Asset Entities (and, if exercised, the Acquired Asset Entities shall have the obligation to repurchase from the Buyer) such Acquired Center for the consideration and on the other terms set forth in clause §6(h)(iii) below (the “Put Option”). Notwithstanding anything contained herein to the contrary, the Buyer may, in its sole discretion and upon prior written notice to the Acquired Asset Entities, elect to deduct any amounts to be paid or delivered by the Acquired Asset Entities upon exercise of the Put Option in accordance with this §6(h)(ii) and §6(h)(iii) above from any Validation Payments or Milestone Payments to be paid or issued pursuant to §§2(c)(ii) and 2(c)(iii) above.

(v)           If the Buyer exercises the Put Option pursuant to §6(h)(ii) above, then, with respect to each Acquired Center repurchased by the Acquired Asset Entities, the Acquired Asset Entities shall pay or deliver to the Buyer the amount(s) of cash and/or the Holdings Common Stock specified below:

If the repurchased Acquired Center is an:

then the Acquired Asset Entities shall pay, deliver and/or forfeit to Buyer:

Open Center

$3,000,000 in cash

Unlicensed Center

$1,428,000 in cash and one Validation Payment

Undeveloped Center

$833,000 in cash

; provided, however, that if a Substitute Center is then available, the Buyer may, in its sole discretion, accept such Substitute Center in lieu of the consideration specified above for the particular Acquired Center, in which case such Substitute Center shall be deemed an Acquired Center for all purposes under this Agreement. The closing of such sale and repurchase shall take place as promptly as practicable after the date on which the Buyer gives notice to the Acquired Asset Entities of its exercise of the Put Option, but in no event later than 30 days following the date of such notice.

(i)            Development and Certain Renovation Costs.

(i)            The Acquired Asset Entities shall jointly and severally reimburse the Buyer for all reasonable and documented costs and expenses incurred by the Buyer or any of its Affiliates in connection with the build out or development of the Undeveloped Centers and the acquisition of equipment and other tangible assets reasonably necessary or desirable for the operation of such centers in accordance with Exhibit N (collectively, “Development Costs”); provided, however, that the Acquired Asset Entities shall only be responsible for reimbursement of such Development Costs incurred in accordance with Exhibit N if and to the extent such Development Costs exceed $3,000,000 in the aggregate. Notwithstanding the above, the Acquired Asset Entities’ total obligations for reimbursement of Development Costs pursuant to this §6(i)(i) shall not exceed $3,000,000. For example, (A) if the Buyer incurs Development Costs of $5,500,000, then the Acquired Asset Entities would be jointly and severally obligated to reimburse the Buyer for the $2,500,000 of Development Costs in excess of the first $3,000,000, and (B) if the Buyer incurs Development Costs of $6,500,000, then the Acquired Asset Entities would be jointly and severally obligated to reimburse the Buyer for $3,000,000 of Development Costs in excess of the first $3,000,000. All such Development Costs to be reimbursed by the Acquired Asset Entities pursuant to this §6(i) shall be deducted from the Development Cost Holdback. If the Development Cost Holdback exceeds the aggregate amount of Development Costs to be reimbursed by the Acquired Asset Entities pursuant to this §6(i)(i), then the Buyer shall pay the amount of such excess to the Acquired Asset Entities as promptly as practicable after the final calculation of the Development Costs.

(ii)           The Acquired Asset Entities shall use commercially reasonable efforts to renovate and expand the Licensed Center located in Monroe, Louisiana (referred to as Monroe #1), and the Acquired Asset Entities shall be solely responsible for all costs and expenses related to the renovation and expansion of such center.

(j)                                     Additional Centers.  The Acquired Asset Entities will build out and deliver to the Buyer four additional undeveloped plasma collection centers (collectively, the “Additional Centers”) as follows:

Additional Center:	Delivery Deadline:

Monroe, LA #2	March 31, 2007

Toledo, OH	June 30, 2007

McAllen, TX	June 30, 2007

Fort Worth, TX #3	October 31, 2008

Each Additional Center (1) will meet, as of their respective dates of delivery, the general and specific specifications set forth on Exhibit O hereto, and (2) will be delivered pursuant to an amendment to this Agreement, under which the Acquired Asset Entities will make representations and warranties regarding such Additional Center substantially similar to those contained herein and otherwise in form and substance acceptable to the Acquired Asset Entities, the Buyer and Holdings.

(k)                                  Covenants Regarding Holdings Common Stock.

(i)            Within 120 days following the Closing, Holdings will amend or terminate all agreements, certificates or other documents identified on §4(c) of the Buyer’s Disclosure Schedule that would prohibit, in whole or in part, the repurchase of the Parent’s shares of Holdings Common Stock pursuant to §2(h)(ii) above.

(ii)           From and after the date of this Agreement until the exercise or expiration of the Parent’s repurchase right pursuant to §2(h)(ii) above, Holdings will not enter into any agreement, certificate or other document that would expressly prohibit, in whole or in part, the repurchase of the Parent’s shares of Holdings Common Stock pursuant to §2(h)(ii).

(iii)          Holdings shall at all times reserve and keep available out of its authorized but unissued shares of Holdings Common Stock such number of its shares of Holdings Common Stock as shall from time to time be sufficient to enable Holdings to issue to Parent the shares of Holdings Common Stock to which the Parent is entitled pursuant to the terms of this Agreement.

7.             Conditions to Obligation to Close.

(a)           Conditions to Obligation of the Buyer and Holdings.  The obligation of the Buyer and Holdings to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(i)            the representations and warranties set forth in §3 above shall be true and correct in all material respects when made and as of the Closing Date, except with respect to the representation in §3(bb) as well as such representations and warranties that are qualified by the terms “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material Adverse Effect” or “Material Adverse Change”) shall be true and correct in all respects when made and as of the Closing Date;

(ii)           the Acquired Asset Entities shall have performed and complied with all of their respective covenants hereunder in all material respects through the Closing except with respect to such covenants that are qualified by the terms “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case the Acquired Asset Entities shall have performed and complied with all such covenants (as so written, including the term “material” or “Material Adverse Effect” or “Material Adverse Change”) in all respects through the Closing;

(iii)          The Acquired Asset Entities shall have given all third party notices and obtained all third party consents identified as a “required consent” in §§5(c) and 5(j); provided, however, that if any Acquired Asset Entity fails to obtain any Lease Closing Document for any Lease under §5(j) (other than Estoppel Certificates for Non-Affiliate Leases), the Buyer and Holdings shall be entitled to exercise their Workaround Options pursuant to §6(h) above but shall nonetheless be obligated to consummate the transactions to be performed by it in connection with the Closing (assuming all other conditions set forth in this §7(a) shall have been satisfied or waived);

(iv)          no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) materially adversely affect the right of the Buyer to own the Acquired Assets and to operate the Acquired Centers (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(v)           the Acquired Asset Entities shall have delivered to the Buyer and Holdings a certificate to the effect that each of the conditions specified above in §7(a)(i)-(iv) is satisfied in all respects;

(vi)          all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Acquired Asset Entities, the Buyer and Holdings shall have received all other authorizations, consents, and approvals of Governmental Authorities;

(vii)         Rodney Savoy and Robert Gagnard shall each have executed and delivered a joinder to this Agreement in substantially the form attached hereto as Exhibit P for the limited purpose of expressly becoming obligated under §6(e) above and such joinder shall be in full force and effect as of the Closing;

(viii)        the Parent shall have executed and delivered the Regulatory Transition Agreement in substantially the form attached hereto as Exhibit Q and such agreement shall be in full force and effect as of the Closing;

(ix)           the Parent and its members that are signatories thereto shall have executed and delivered the Stockholders Agreement in substantially the form attached hereto as Exhibit R (the “Stockholders Agreement”) and such agreement shall be in full force and effect at Closing;

(x)            at least ten of the Key Employees shall have executed employment agreements providing for at least one year’s service post-Closing with the Buyer concurrently with the execution of this Agreement; provided, however, that the number of Key Employees required to execute employment agreements in accordance with this provision shall be reduced to the extent that the employment agreement proposed by the Buyer to any such Key Employee provides for less than such Key Employee’s rate of base salary, wages and/or commissions, taken as a whole, and medical and dental benefits, taken as a whole, in effect immediately prior to the Closing;

(xi)           at least 90% of the employees identified on Exhibit K hereto shall have executed letter agreements regarding employment, confidentiality and non-competition in form and substance reasonably satisfactory to the Buyer, and such letter agreements shall be in full force and effect at Closing;

(xii)          the Acquired Asset Entities shall have achieved each of the following operational metrics: (A) a plasma delivery run rate from all Licensed Centers of 733,000 liters per year annualized on a year to date basis; (B) a plasma collection run rate from all Unlicensed Centers of 3,100 liters per week measured on a trailing three month basis; (C) the Acquired Asset Entities’ standard operating procedures shall be (x) completed to the reasonable satisfaction of the Buyer and so as to accommodate implementation of the Haemonetics automated donor management system in all material respects and (y) staged to permit training and implementation of Acquired Center staff in such system’s operation, maintenance, validation and on-going change control mechanisms; (D) the renovation and expansion of the Licensed Centers located in Del Rio, Texas, Baton Rouge, Louisiana and Roanoke, Virginia shall have been substantially completed; and (E) the current Microsoft Great Plains application and data shall have logically separated into two distinct instances, one of which shall support the Acquired Centers (i.e., the Buyer’s instance), and another which shall support the plasma collection centers not transferred to the Buyer hereunder (i.e., Seller’s instance);

(xiii)         Subject to the Buyer’s compliance with its obligations under §5(m), the Acquired Asset Entities shall have implemented the retention payments in Section 2 of Exhibit I and accomplished the retention objectives set forth in Sections 3 of Exhibit I hereto;

(xiv)        The FDA shall have inspected one of the Unlicensed Centers located in Oklahoma City, Oklahoma, Waco, Texas and Killeen, Texas, and (A) such inspections shall have revealed no violations of FDA regulations requiring remedial or corrective action, (B) no systemic deficiencies shall have been observed by the FDA during such inspections, and (C) the inspection results shall have been classified by FDA as requiring only voluntary action by such Unlicensed Centers;

(xv)         At least one of the Unlicensed Centers shall have obtained approval from the FDA for the collection, processing, storing, marketing, distribution, sale, and research and development of plasma;

(xvi)        the Buyer and Holdings shall have reasonably determined that the Acquired Asset Entities have complied in all material respects with the covenants set forth in §10(p)(ii) below;

(xvii)       there shall not have been any Material Adverse Effect on the Acquired Assets taken as a whole nor shall have there been any fact, circumstance or occurrence that has had or could reasonably be expected to have a Material Adverse Effect on the Acquired Assets taken as whole that continues to exist on the Closing Date;

(xviii)      there shall not have been any Material Curtailment Event with respect to any of the Acquired Centers nor shall there have been any fact, circumstance or occurrence that has resulted or could reasonably be expected to result in a Material Curtailment Event with respect to the Acquired Assets that continues to exist on the Closing Date; provided, however, that if there shall be any Material Curtailment Event with respect to three or fewer of the Acquired Centers, the Buyer and Holdings shall nonetheless be obligated to consummate the transactions to be performed by it in connection with the Closing (assuming all other conditions set forth in this §7(a) shall have been satisfied or waived) if the Acquired Asset Entities shall have elected the option set forth in §2(c)(v) above;

(xix)         the Acquired Asset Entities shall deliver to the Buyer a non-foreign affidavit dated as of the Closing Date and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Internal Revenue Code so that the Buyer is exempt from withholding any portion of the Purchase Price thereunder (the “FIRPTA Affidavit”);

(xx)          no damage or destruction or other change has occurred with respect to any of the Leased Real Property or any portion thereof that, individually or in the aggregate, would have a Material Adverse Effect on the Acquired Assets taken as a whole;

(xxi)         the Acquired Asset Entities shall have executed and delivered a Profit-Sharing Agreement with respect to that certain Anthrax-Immune Source Plasma Program and Supply Agreement, dated September 22, 2006, by and between Emergent Product Development Gaithersburg Inc. and the Parent (which contract is being transferred to the Buyer hereunder), in substantially the same form attached hereto as Exhibit S and such Profit-Sharing Agreement shall be in full force and effect as of the Closing;

(xxii)        the Parent shall have executed and delivered the License Agreement in substantially the same form attached hereto as Exhibit T and such agreement shall be in full force and effect as of the Closing;

(xxiii)       the Parent shall have executed and delivered the Termination and Waiver Agreement in substantially the same form attached hereto as Exhibit T-1 and such agreement shall be in full force and effect as of the Closing;

(xxiv)       the Buyer and Holdings shall have received the audited consolidated balance sheet and statements of income, changes in stockholders’ equity, and cash flow of the Parent , including notes thereto, as of and for the fiscal years ended December 31, 2005 and 2004 (the “Audited Financial Statements”), including any restatements thereof, and the related independent auditors’ opinions thereon, and all auditors’ reports to management and attorneys’ letters to auditors issued in connection therewith, such Audited Financial Statements shall be consistent in all material respects with the Draft Audited Financial Statements, and there shall been no material change, adjustment or other deviation between the Draft Audited Financial Statements and the Audited Financial Statements;

(xxv)        all actions to be taken by the Acquired Asset Entities in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby, including, without limitation, the Payoff Letters, will be reasonably satisfactory in form and substance to the Buyer and Holdings; and

(xxvi)       the Buyer shall have entered into one or more agreements with Haemonetics Corporation and its Affiliates, in form and substance reasonably satisfactory to the Buyer, with respect to the software license, supply of equipment and related services to the

Acquired Centers similar to those granted and furnished to Parent pursuant to the Haemonetics Agreements (as defined below).

The Buyer and Holdings may waive any condition specified in this §7(a) if it executes a writing so stating at or prior to the Closing.

(b)           Conditions to Obligation of the Acquired Asset Entities.  The obligation of the Acquired Asset Entities to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(i)            the representations and warranties set forth in §4 above shall be true and correct in all material respects when made and as of the Closing Date, except with respect to the representation in §4(l) as well as such representations and warranties that are qualified by the terms “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material Adverse Effect” or “Material Adverse Change”) shall be true and correct in all respects when made and as of the Closing Date;

(ii)           the Buyer and Holdings shall have performed and complied with all of their respective covenants hereunder in all material respects through the Closing except to the extent that such covenants are qualified by the terms “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case the Buyer and Holdings shall have performed and complied with all such covenants (as so written, including the term “material” or “Material Adverse Effect” or “Material Adverse Change”) in all respects through the Closing;

(iii)          no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(iv)          the Buyer and Holdings shall have delivered to the Acquired Asset Entities a certificate to the effect that each of the conditions specified above in §7(b)(i)-(iii) is satisfied in all respects;

(v)           all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Acquired Asset Entities and the Buyer shall have received all other authorizations, consents, and approvals of Governmental Authorities referred to in §3(c) and §4(c) above;

(vi)          the Buyer shall have executed and delivered the IT Transition Services Agreement in substantially the same form attached hereto as Exhibit U and such agreement shall be in full force and effect as of the Closing;

(vii)         the Buyer shall have executed and delivered a Profit-Sharing Agreement with respect to that certain Anthrax-Immune Source Plasma Program and Supply Agreement, dated September 22, 2006, by and between Emergent Product Development Gaithersburg Inc. and the Parent (which contract is being transferred to the Buyer hereunder), in substantially the same form attached hereto as Exhibit S and such Profit-Sharing Agreement shall be in full force and effect as of the Closing;

(viii)        the Buyer shall have executed and delivered the License Agreement in substantially the same form attached hereto as Exhibit T and such agreement shall be in full force and effect as of the Closing;

(ix)           Holdings shall have executed and delivered the Stockholders Agreement in substantially the form attached hereto as Exhibit R and such agreement shall be in full force and effect at Closing;

(x)            there shall not have been any Material Adverse Effect on the Buyer or Holdings nor shall have there been any fact, circumstance or occurrence that has had or could reasonably be expected to have a Material Adverse Effect on the Buyer or Holdings that continues to exist on the Closing Date;

(xi)           Talecris shall have executed and delivered the Termination and Waiver Agreement in substantially the same form attached hereto as Exhibit T-1 and such agreement shall be in full force and effect as of the Closing;

(xii)          all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Acquired Asset Entities; and

(xiii)         the Acquired Asset Entities shall have received written releases and waivers of claims, executed by Haemonetics Corporation and Haemonetics Enterprises, Inc., in form and substance reasonably satisfactory to the Acquired Asset Entities, providing for the full release of any claims arising from the Acquired Asset Entities’ execution of this Agreement and the transactions contemplated hereby, including, without limitation, the failure of the Acquired Asset Entities to cause the Buyer to assume the Haemonetics Agreements that Haemonetics Corporation, Haemonetics Enterprises, Inc. or their Affiliates may have under the Supply Agreement, dated May 31, 2002, by and between Haemonetics Corporation and Parent, as amended, and the Software License Agreement, dated August 23, 2005, by and between Haemonetics Enterprises, Inc. and Parent, as amended (together, the “Haemonetics Agreements”).

The Acquired Asset Entities may waive any condition specified in this §7(b) if it executes a writing so stating at or prior to the Closing.

8.             Remedies for Breaches of this Agreement.

(a)           Survival of Representations and Warranties.  All of the representations and warranties of the Buyer, Holdings and the Acquired Asset Entities contained in this Agreement

(other than §3(j)) shall survive the Closing and continue in full force and effect for a period of 30 months thereafter. The representations and warranties of the Acquired Asset Entities contained in §3(j) of this Agreement shall survive the Closing and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations).

(b)           Indemnification Provisions for the Benefit of the Buyer and Holdings.

(i)            Subject to the limitations set forth in §8(f), if any Acquired Asset Entity breaches (or in the event any third party alleges facts that, if true, would mean any Acquired Asset Entity has breached) any of its representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to §8(a) above, provided that the Buyer or Holdings makes a written claim for indemnification against the Acquired Asset Entities pursuant to §10(g) below within such survival period, then the Acquired Asset Entities will jointly and severally indemnify and hold harmless the Buyer, Holdings and their respective directors, officers, stockholders (other than any Acquired Asset Entity or other holder of Holdings Common Stock issued hereunder), agents, employees, representatives, attorneys, Affiliates and permitted successors and assigns (collectively, the “Buyer Indemnified Parties”) from and against the entirety of any Adverse Consequences any Buyer Indemnified Party may suffer through and after the date of the claim for indemnification (including any Adverse Consequences any Buyer Indemnified Party may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach); provided that, if on the Closing Date, the Buyer or Holdings had Knowledge of any such breach (or alleged breach) and proceeded with the Closing, the Acquired Asset Entities shall not be liable for any Adverse Consequences relating thereto.

(ii)           The Acquired Asset Entities shall jointly and severally indemnify and hold harmless the Buyer Indemnified Parties from and against the entirety of any Adverse Consequences any Buyer Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by:

(A)          any Liability of any Acquired Asset Entity that is not an Assumed Liability (including any Liability of any Acquired Asset Entity that becomes a Liability of the Buyer or Holdings under any bulk transfer law of any jurisdiction, under any common law doctrine of de facto merger or successor liability, under Environmental, Health, and Safety Requirements, or otherwise by operation of law);

(B)           any Liability of any Acquired Asset Entity for unpaid Taxes (other than accrued payroll, property and sales taxes to the extent and only up to the amount, included in the final determination of Actual Working Capital) with respect to any Tax year or portion thereof ending on or before the Closing Date (for purposes of this §8(b)(ii)(B), any Taxes levied with respect to the Acquired Assets for a Tax period that includes (but does not end on) the Closing Date shall be apportioned between the Acquired Asset Entities, on the one hand, and the Buyer and Holdings, on the other, based on the closing of the books and records of the Acquired Asset Entities as of the opening of business on the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) and any annual property or ad valorem Taxes shall be apportioned between the Acquired Asset Entities, on the one hand, and the Buyer and Holdings, on the other, based upon the number of days of such period included in the Tax period before (and including) the Closing Date and the number of days of such Tax period after the Closing Date); or

(C)           any Liability of any Acquired Asset Entity for the unpaid Taxes of any Person under Reg. §1.1502-6 (or any similar provision of Applicable Law), as a transferee or successor, by contract, or otherwise.

(c)           Indemnification Provisions for the Benefit of the Acquired Asset Entities.

(i)            Subject to the limitations set forth in §8(f), if the Buyer or Holdings breaches (or in the event any third party alleges facts that, if true, would mean the Buyer or Holdings has breached) any of its representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to §8(a) above, provided that the Acquired Asset Entities make a written claim for indemnification against the Buyer pursuant to §10(g) below within such survival period, then the Buyer and Holdings will jointly and severally indemnify and hold harmless the Acquired Asset Entities and their respective officers, managers, members, agents, employees, representatives, attorneys, Affiliates and permitted successors and assigns (collectively, the “Seller Indemnified Parties”) from and against the entirety of any Adverse Consequences any Seller Indemnified Party may suffer through and after the date of the claim for indemnification (including any Adverse Consequences any Seller Indemnified Party may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach); provided that, if on the Closing Date, any Acquired Asset Entity had Knowledge of any such breach (or alleged breach) and proceeded with the Closing, the Buyer and Holdings shall not be liable for any Adverse Consequences relating thereto.

(ii)           The Buyer and Holdings shall jointly and severally indemnify and hold harmless the Seller Indemnified Parties from and against the entirety of any Adverse Consequences the Acquired Asset Entities may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Assumed Liability.

(d)           Matters Involving Third Parties.

(i)            If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against the other Party (the “Indemnifying Party”) under this §8, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

(ii)           The Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(iii)          So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with §8(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party, and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party.

(iv)          In the event any of the conditions in §8(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), (B) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including attorneys’ fees and expenses), and (C) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this §8.

(e)                                  Determination of Adverse Consequences.  All indemnification payments under this §8 shall be deemed adjustments to the Purchase Price.

(f)                                    Limitations on Indemnification.

(i)            The joint and several obligations of the Acquired Asset Entities under §8(b)(i) are subject to the following limitations:

(A)          With respect to any breach (or alleged breach) of any of the representations and warranties of the Acquired Asset Entities contained in this Agreement (other than any breach or alleged breach of §3(j)), the Acquired Asset Entities shall not be liable to any Buyer Indemnified Party under §8(b)(i), (x) unless the Adverse Consequences sustained or incurred by the Buyer Indemnified Parties with respect to a particular claim (or a series of related claims) exceed $35,000 and (y) until Adverse Consequences incurred or sustained by the Buyer Indemnified Parties exceed $1,350,000 in the aggregate, and in the case of clause (y) the Buyer Indemnified Parties shall be entitled to be indemnified for the full amount of its claims, including the initial $1,350,000 thereof; and

(B)           With respect to any breach (or alleged breach) of any of the representations and warranties of the Acquired Asset Entities contained in this Agreement (other than any breach or alleged breach of §3(j)), the Buyer Indemnified Parties shall not be entitled to recover from the Acquired Asset Entities under §8(b)(i) in excess of an amount equal, in the aggregate, to the Cap Amount.

(ii)           The joint and several obligations of the Buyer and Holdings pursuant to the provisions of §8(c)(i) are subject to the following limitations:

(A)          With respect to any breach (or alleged breach) of any of the representations and warranties of the Buyer or Holdings contained in this Agreement, the Buyer or Holdings shall not be liable to any Seller Indemnified Party under §8(c)(i), (x) unless the Adverse Consequences sustained or incurred by the Seller Indemnified Parties with respect to a particular claim (or a series of related claims) exceed $35,000 and (y) until Adverse Consequences incurred or sustained by the Seller Indemnified Parties exceed $1,350,000 in the aggregate, and in the case of clause (y) the Seller Indemnified Parties shall be entitled to be indemnified for the full amount of its claims, including the initial $1,350,000 thereof; and

(B)           the Seller Indemnified Parties shall not be entitled to recover from the Buyer and Holdings under §8(c)(i) in excess of an amount equal, in the aggregate, to the Cap Amount.

(iii)          The “Cap Amount” means (A) from the date of this Agreement until (and including) the 18-month anniversary of the closing date (the “18-Month Anniversary”), $25,000,000; and (B) from the 18-Month Anniversary until (and including) the 30-month anniversary of the Closing Date, $15,000,000. Notwithstanding the foregoing, if, as of the 18-Month Anniversary, there are one or more unresolved claims for indemnification in respect of a breach (or alleged breach) of any representation or warranty contained in this Agreement (other than any breach or alleged breach of §3(j)) in excess of $15,000,000 in the aggregate, then the Cap Amount set forth in clause (B) shall be increased by the amount of such excess solely with respect to such unresolved claims, up to a maximum of $25,000,000.

(g)                                 Recoupment Under the Escrow Agreement.  From and after the Closing (but subject to this §8), the Buyer Indemnified Parties shall first be required to seek recovery with respect to any Adverse Consequences any of them may suffer from the Escrow Amount in accordance with the terms of the Escrow Agreement. If the Escrow Amount is insufficient to pay the entire amount with respect to any Adverse Consequences for which indemnification is sought under §8(b)(i) above, then the Validation Payments and Milestone Payments, to the extent not previously deposited with the Escrow Agent, shall be the Buyer Indemnified Parties’ sole source of recovery (the aggregate of all such recoveries from all sources not to exceed the Cap Amount).

(h)           Right of Setoff.  Upon the written agreement of the Parties or the entry of a final, non-appealable order, decree or judgment from a court of competent jurisdiction or an arbitrator or arbitrators with respect to a successful claim by any Buyer Indemnified Party for indemnification against the Acquired Asset Entities pursuant to §8(b) above for any Adverse Consequences suffered by such Buyer Indemnified Party, the Buyer shall provide the Acquired Asset Entities a written demand for payment of such Adverse Consequences (the “Payment Notice”). If within five Business Days following receipt of a Payment Notice, the Acquired Asset Entities do not pay such Buyer Indemnified Party in cash an amount equal to such Adverse Consequences, then the Buyer and Holdings may, upon prior written notice to the Acquired Asset Entities, set off all or a portion of the amount of such Adverse Consequences against any amounts payable by the Buyer or Holdings to any Acquired Asset Entity, including, without limitation, any and all (i) Validation Payments issuable or payable pursuant to §2(c)(ii) above and (ii) Milestone Payments issuable or payable pursuant to §2(c)(iii) above. Notwithstanding the above, in the event that no such payments are due and issuable or payable, as the case may be, then all indemnification payments under this §8 shall be paid in cash.

(i)            Sole Remedy.  Except for the Parties’ rights under §10(n) hereof, and except to the extent that a claim involves fraud (as determined by a non-appealable decision of a court of competent jurisdiction), the sole and exclusive remedy for any breach or inaccuracy, or alleged breach or inaccuracy, of any representation, warranty or covenant shall be indemnification in accordance with this §8.

(j)            Insurance and Tax Benefits.

(i)            The amount of any Adverse Consequences payable by a Party hereunder shall be net of any (A) amounts actually recovered by the Indemnified Party under applicable insurance policies, net of all expenses incurred in prosecuting such insurance claim and (B) Tax benefit actually realized by the Indemnified Party arising from the incurrence or payment of any such Adverse Consequences. In computing the amount of any such Tax benefit, the Indemnified Party shall be deemed to fully utilize, at the highest marginal tax rate then in effect, all Tax items arising from the incurrence or payment of any indemnified Adverse Consequences.

(ii)           If any Indemnified Party seeks indemnification against an Indemnifying Party under this §8 for Adverse Consequences sustained or incurred by any Indemnified Party with respect to a particular claim (or a series of related claims) in excess of $100,000, then the Indemnified Party shall promptly make and pursue in good faith a claim under any applicable insurance policies to recover such Adverse Consequences. If the Buyer or Holdings pursues an insurance claim and recovers amounts from the insurer in respect of such claim, then the Acquired Asset Entities will reimburse the Buyer and Holdings for any additional insurance premiums resulting directly from such recovery that are incurred by either the Buyer or Holdings (or any Affiliate thereof that owns such policies) over the five policy years following the year in which the recovery was received. The amount for which the Acquired Asset Entities will reimburse the Buyer, Holdings or their Affiliate pursuant to the preceding sentence will be determined by the Buyer in good faith, based upon estimates received from its insurers.

9.                                       Termination.

(a)                                  Termination Agreement.  Certain of the Parties may terminate this Agreement as provided below:

(i)            the Parties may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii)           the Buyer may terminate this Agreement by giving written notice to the Acquired Asset Entities at any time prior to the Closing (A) in the event any Acquired Asset Entity has breached any material representation, warranty, or covenant contained in this Agreement and such breach shall have had a Material Adverse Effect on the Acquired Assets taken as a whole, the Buyer has notified the Acquired Asset Entities of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before December 9, 2006 (the “Deadline Date”), by reason of the failure of any condition precedent under §7(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); provided, however, that the Deadline Date shall automatically be extended to January 13, 2007 in the event that the U.S. Department of Justice or the Federal Trade Commission issues a request for additional information in connection with the parties’ Notification and Report Forms concerning the transactions described herein under the Hart-Scott-Rodino Act;

(iii)          the Acquired Asset Entities may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any representation, warranty, or covenant contained in this Agreement and such breach shall have had a Material Adverse Effect on the Buyer, the Acquired Asset Entities have notified the Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before the Deadline Date, by reason of the failure of any condition precedent under §7(b) hereof (unless the failure results primarily from any Acquired Asset Entity itself breaching any representation, warranty, or covenant contained in this Agreement); provided, however, that the Deadline Date shall automatically be extended to January 13, 2007 in the event that the U.S. Department of Justice or the Federal Trade Commission issues a request for additional information in connection with the parties’ Notification and Report Forms concerning the transactions described herein under the Hart-Scott-Rodino Act; and

(iv)          Either the Acquired Asset Entities, on the one hand, or the Buyer and Holdings, on the other, may terminate this Agreement by giving written notice to the other Party at any time prior to the Closing if the Closing shall not have occurred on or before January 13, 2007.

(b)                                 Effect of Termination.  If any Party terminates this Agreement pursuant to §9(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party.

10.                                 Miscellaneous.

(a)                                  Press Releases and Public Announcements.  No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party or its Affiliates may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use commercially reasonable efforts to advise the other Party prior to making the disclosure).

(b)           No Third-Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(c)           Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(d)           Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

(e)           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(f)            Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g)           Notices.  All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two Business Days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to any Acquired Asset Entity:

International BioResources, L.L.C.

1100 Camellia Boulevard

Suite 201

Lafayette, Louisiana  70508

Fax:  (337) 931-6248

Attention:  Rodney Savoy

and

International BioResources, L.L.C.

1200 Camellia Boulevard

Suite 203

Lafayette, Louisiana  70508

Fax:  (337) 216-6644

Attention:  Ben Blanchet

and

Fulbright & Jaworski L.L.P.

666 Fifth Avenue

New York, New York  10103

Fax:  (212) 318-3400

Attention:  Neil Gold, Esq.

If to the Buyer or Holdings:

Talecris Biotherapeutics Holdings Corp.

PO Box 110526

4101 Research Commons

79 T.W. Alexander Drive

Research Triangle Park

North Carolina, USA 27709

Fax: (919) 316-6669

Attention: General Counsel

Copy to:

Reed Smith LLP

599 Lexington Avenue

29th Floor

New York, NY 10022

Fax:  (212) 521-5450

Attention: David M. Grimes, Esq.

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, facsimile, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(h)                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(i)            Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(j)            Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(k)           Expenses.  Except as otherwise set forth in this §10(k), each of the Buyer, Holdings and the Acquired Asset Entities will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The first $300,000 of any and all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) shall be paid split equally by the Acquired Asset Entities, on the one hand, and the Buyer, on the other, when due, and any and all Transfer Taxes in excess of $300,000 shall be paid by the Buyer when due. The Buyer will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, the Acquired Asset Entities will, and the Buyer and the Acquired Asset Entities will cause their respective Affiliates to, join in the execution of any such Tax Returns and other documentation. In addition, the Buyer shall pay the entirety of the HSR Filing Fee. Notwithstanding the foregoing, Holdings shall reimburse the Acquired Asset Entities for all reasonable, documented, out-of-pocket expenses associated with the Acquired Asset Entities’ preparation of SEC compliant financial statements and fulfillment of their other obligations under §10(p)(ii) below.

(l)            Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

(m)          Incorporation of Exhibits and Schedules.  The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(n)           Specific Performance.  Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in §10(o) below), in addition to any other remedy to which it may be entitled, at law or in equity.

(o)           Submission to Jurisdiction.  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the Parties in the courts of the State of New York, County of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the Parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any Party anywhere in the world.

(p)                                 Further Assurances.

(i)            The Parties agree after Closing: (a) to furnish upon request to each other Party such information, (b) to execute and deliver to each other Party such documents, and (c) to do such other acts and things as the other Parties may reasonably request for the purpose of carrying out the intent and purpose of this Agreement and the documents referred to herein.

(ii)           Without limiting the generality of clause (i) above, from and after the date hereof, the Acquired Asset Entities shall, and shall cause their respective officers, directors, managers, members, employees, consultants and other representatives to, cooperate with the Buyer and its Affiliates in connection with (a) the preparation of audited and interim financial statements that satisfy all applicable SEC regulations and other Applicable Laws for reporting companies, (b) the preparation of pro forma financial statements satisfying the requirements of Regulation S-X promulgated by the SEC, and (c) the consummation and syndication of the debt financings undertaken by Holdings and Buyer in connection with the Recapitalization and the transactions contemplated hereby (which cooperation shall include, but not be limited to, delivery of executed comfort letters, delivery of executed consents for inclusion in any public or private financing documents or other documents filed with the SEC, consent to the use of audit reports and other matters reasonably requested by the Buyer). The Acquired Asset Entities shall use reasonable efforts to cause applicable employees to execute and deliver to Holdings, as and when reasonably requested by Holdings, customary management representation letters as required by Holdings’ independent accountants or the Acquired Asset Entities’ independent accountants in connection with historical audits of the financial statements of the business of the Acquired Asset Entities being transferred hereunder and any debt financing described in (c) above and to participate in presentation and due diligence meetings relating to such financing.

(iii)          Without limiting the generality of clause (i) above, during the period beginning on the Closing Date and ending on December 31, 2009, the Buyer and Holdings shall provide the Parent with monthly reports indicating (A) the status of FDA licensure at each Unlicensed Center, (B) the status of QPP certification at each Unlicensed Center, (C) the status of development and estimated timetable for the opening of each Undeveloped Center and (D) the aggregate plasma production volume from all Milestone Centers.

(iv)          From and after the date hereof, the Acquired Asset Entities shall, and shall cause their respective officers, directors, managers, members, employees, consultants and other representatives to, cooperate with the efforts of the Buyer and its Affiliates to receive reasonable assurances from Haemonetics Corporation that, following the Closing, Haemonetics Corporation will make available to the Buyer a sufficient number of plasmapherisis machines so as to enable the Buyer to achieve its production targets at each of the Acquired Centers.

(q)                                 Tax Matters.

(i)            Any agreement between any Acquired Asset Entity and any of its Affiliates regarding allocation or payment of Taxes or amounts in lieu of Taxes that, in each case, may result in a Security Interest in any of the Acquired Assets shall be deemed terminated at and as of the Closing.

(ii)           The Parties hereby agree to provide each other with such cooperation and information as any of them may reasonably request of the other Party in preparing and filing any Tax Return, determining or contesting a Liability for Taxes or a right to a refund of Taxes, participating in or conducting any audit or other proceeding in respect of Taxes. The Parties shall make their respective officers, employees, agents and representatives available on a basis mutually convenient to the other party, to provide explanations of any documents or information provided hereunder. Each of the Parties shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Acquired Assets for each taxable period first ending after the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other Party in writing of such extensions for the respective Tax periods, or (ii) six years following the due date (without extension) for such Tax Returns.

(r)                                    Waiver of Jury Trial.  EACH PARTY, TO THE EXTENT PERMITTED BY LEGAL REQUIREMENTS, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, EACH OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND ANY OTHER CONTRACTS OR TRANSACTIONS BETWEEN THE PARTIES, WHETHER OCCURRING BEFORE OR AFTER THE DATE OF THIS AGREEMENT. THIS WAIVER APPLIES TO ANY PROCEEDING, WHETHER SOUNDING IN CONTRACT TORT OR OTHERWISE.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

TALECRIS BIOTHERAPEUTICS HOLDINGS CORP.

By:	/s/ LAWRENCE D. STERN
Name:	Lawrence D. Stern
Title:	Executive Chairman

TALECRIS PLASMA RESOURCES, INC.

By:	/s/ ALBERTO MARTINEZ
Name:	Alberto Martinez
Title:	President and CEO

IBR-BYR L.L.C.

By:	/s/ RODNEY L. SAVOY
Name:	Rodney l. Savoy
Title:	CEO

IBR PLASMA CENTERS, L.L.C.

By:	/s/ RODNEY L. SAVOY
Name:	Rodney l. Savoy
Title:	CEO

INTERNATIONAL BIORESOURCES, L.L.C.

By:	/s/ RODNEY L. SAVOY
Name:	Rodney l. Savoy
Title:	CEO